EXECUTION COPY







                          $300,000,000

                        CREDIT AGREEMENT

                           dated as of

                        January 20, 1999,

                              among

                       ALPHARMA U.S. INC.


                          as Borrower,

                    THE BANKS NAMED HEREIN,

                           as Banks,

                      UNION BANK OF NORWAY

                          as Arranger,

                      DEN NORSKE BANK ASA,

                         as Co-Arranger

                               and

                     UNION BANK OF NORWAY,

                            as Agent

                       TABLE OF CONTENTS


ARTICLE I - DEFINITIONS AND ACCOUNTING TERMS                    1

     1.1. Defined Terms                                         1
     1.2. Computation of Time Periods                          18
     1.3. Accounting Terms                                     18

ARTICLE II - AMOUNT AND TERMS OF THE TERM LOANS                18

     2.1. The Term Loans                                       18
     2.2. Making the Term Loans                                19
     2.3. Termination/Reduction of the Term Loan Commitments   20
     2.4. Consolidation and Repayment of Term Loans            21

ARTICLE III - AMOUNT AND TERMS OF THE REVOLVING LOANS          22

     3.1. The Revolving Loans                                  22
     3.2. Making the Revolving Loans                           23
     3.3. Termination/Reduction  of  the  Revolving   Credit
          Commitments                                          24
     3.4. Extension    of   Revolving   Credit    Commitment
          Termination Date                                     25

ARTICLE IV - AMOUNT AND TERMS OF THE WORKING CAPITAL LOANS     26

     4.1. The Working Capital Loans                            26
     4.2. Making the Working Capital Loans                     27
     4.3. Termination/Reduction of the Working Capital  Loan
          Commitments                                          29
     4.4.  Letters of Credit                                   29
     4.5.  Obligations Absolute                                34

ARTICLE V - INTEREST, FEES, ETC.                               34

     5.1. Interest Period Election                             34
     5.2. Interest Rate                                        35
     5.3. Interest Rate Determination and Protection           36
     5.4. Prepayments                                          37
     5.5. Fees                                                 38
     5.6. Increased Costs                                      39
     5.7. Illegality                                           40
     5.8. Capital Adequacy                                     40
     5.9. Payments and Computations                            41
     5.10. Sharing of Payments, Etc.                           45

ARTICLE VI - CONDITIONS OF LENDING                             45

     6.1. Conditions Precedent to the Making of the  Initial
          Loans and/or Initial Issuance of Letters of Credit   45
     6.2. Conditions  Precedent to the Making of  Each  Loan
          and Issuance of Each Letter of Credit                47

ARTICLE VII - REPRESENTATIONS AND WARRANTIES                   47

     7.1. Corporate Existence                                  47
     7.2. Corporate    Power;   Authorization;   Enforceable
          Obligations.                                         47
     7.3. Taxes                                                48
     7.4. Financial Information                                49
     7.5. Litigation                                           49
     7.6. Margin Regulations                                   49
     7.7. ERISA                                                50
     7.8. No Defaults                                          50
     7.9. Investment Company Act                               50
     7.10. Insurance                                           51
     7.11. Environmental Protection                            51
     7.12. Regulatory Matters                                  51
     7.13. Title and Liens                                     51
     7.14. Compliance with Law                                 51
     7.15. Trademarks, Copyrights, Etc.                        52
     7.16. Disclosure                                          52
     7.18. Subsidiaries.                                       52
     7.19. Principal Subsidiaries.                             52
     7.20. Year 2000 Issue                                     52
     7.21.  Pari Passu Obligations                             53
     7.22. Corporate Headquarters                              53

ARTICLE VIII - AFFIRMATIVE COVENANTS                           53

     8.1. Compliance with Laws, Etc.                           53
     8.2. Payment of Taxes, Etc.                               53
     8.3. Maintenance of Insurance                             53
     8.4. Preservation of Corporate Existence, Etc.            53
     8.5. Books and Access                                     54
     8.6. Maintenance of Properties, Etc.                      54
     8.7. Application of Proceeds                              54
     8.8. Financial Statements                                 54
     8.9. Reporting Requirements                               55
     8.10. Acquisition Related Loan                            56
     8.11. Additional Credit Support Documents                 56
     8.12.  Delivery of Opinions                               57
     8.13. Year 2000 Compliance                                57
     8.14 Pari Passu Obligations                               57
     8.15 Corporate Headquarters.                              57
     8.16 Indebtedness Under Other Facilities                  57

ARTICLE IX - NEGATIVE COVENANTS                                58

     9.1. Liens, Etc.                                          58
     9.2. Mergers                                              58
     9.3. Substantial Asset Sale                               58
     9.4. Transactions with Affiliates                         59
     9.5. Restrictions on Indebtedness                         59

ARTICLE X - EVENTS OF DEFAULT                                  60

     10.1. Events of Default                                   60

ARTICLE XI - THE AGENT AND WORKING CAPITAL AGENT               63

     11.1. Authorization and Action                            63
     11.2. The Agent's Reliance, Etc.                          63
     11.3. Union Bank of Norway and Den norske Bank AS         64
     11.4. Bank Credit Decision                                64
     11.5. Determinations Under Sections 6.1. and 6.2          65
     11.6. Indemnification                                     65
     11.7. Successor Agents/Working Capital Agents             66
     11.8. Notices and Forwarding of Documents to Banks        66

ARTICLE XII - MISCELLANEOUS                                    66

     12.1. Amendments, Etc.                                    66
     12.2. Notices, Etc.                                       67
     12.3. No Waiver; Remedies                                 68
     12.4. Costs; Expenses; Indemnities                        68
     12.5. Right of Set-off                                    70
     12.6. Binding Effect                                      70
     12.7. Assignments and Participation; Additional Banks     70
     12.8. GOVERNING LAW; SEVERABILITY.                        73
     12.10. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL   73
     12.11. Confidentiality                                    73
     12.12. Section Titles                                     74
     12.13. Execution in Counterparts                          74
     SCHEDULES AND ANNEXES

     Annex  A                                                      -
          Pricing Grid
     Schedule I                                                            -
          Lending Offices
     Schedule II                                                           -
          Commitments
     Schedule III                                                          -
          Restructuring Documents

     Schedule 7.2(a)(iv)                                              -
          Required Consents and Approvals


EXHIBITS

Exhibit A-1                              -          Form of  Term
                              Note
Exhibit A-2                                -            Form   of
                              Revolving Credit Note
Exhibit A-3                             -         Form of Working
                              Capital Note
Exhibit B                                  -            Form   of
                              Acquisition Related Guaranty
Exhibit C                                  -            Form   of
                              Intercreditor Agreement
Exhibit D                                -         Form of Notice
                              of Borrowing
Exhibit E                                -         Form of Parent
                              Guaranty
Exhibit F                                 -          [Intentional
                              omitted]
Exhibit G                                  -            Form   of
                              Subsidiary Guaranty
Exhibit H                                  -            Form   of
                              Assignment of Intercompany Note
Exhibit I                                -         Form of Notice
                              of Interest Period
Exhibit J-1                             -         Form of Opinion
                              of Kirkland & Ellis
Exhibit J-2                             -         Form of Opinion
                              of Robert Wrobel, Corporate Counsel
                              of the Borrower
Exhibit J-3                             -         Form of Opinion
                              of Watson, Farley & Williams
Exhibit J-4                             -         Form of Opinion
                              of Wikborg & Rein (Norwegian law)
Exhibit J-5                             -         Form of Opinion
                              of  Gorrissen & Federspiel  (Danish
                              law)
Exhibit J-6                             -         Form of Opinion
                              of  McCarter & English (New  Jersey
                              law)
Exhibit J-7                             -         Form of Opinion
                              of Bird & Bird (English law)
Exhibit K                                -         Form of Notice
                              of Assignment and Acceptance

     CREDIT AGREEMENT dated as of January 20, 1999 among ALPHARMA U.S. INC., a Delaware corporation (together with its successors and assigns, the "Borrower"), the Banks parties hereto from time to time (the "Banks"), UNION BANK OF NORWAY, as Agent, UNION BANK OF NORWAY, as Arranger, DEN NORSKE BANK ASA, as Co-Arranger and Co-Syndication Agent and SUMMIT BANK, as Working Capital Agent, Documentation Agent and Co-Syndication Agent.


                      W I T N E S S E T H:

      WHEREAS, the Borrower has requested that the Banks provide financing for, among other things, (a) the refinancing of certain existing indebtedness of the Borrower and (b) for general corporate purposes, and the Banks are willing to make funds available for such purposes, but only upon the terms and subject to the conditions contained herein;

      NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein the parties hereto agree as follows:


                           ARTICLE I

                DEFINITIONS AND ACCOUNTING TERMS

      1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Acquisition Related Guarantor" means an Affiliate  of  the
Borrower  to  whom the proceeds of a Borrowing are,  directly  or
indirectly,   made  available  for  purposes  of   effecting   an
acquisition of Equity or assets.

      "Acquisition Related Guaranty" means a guaranty of the obligations of the Borrower pursuant to the Loan Documents made by an Acquisition Related Guarantor in connection with a Borrowing made in respect of an acquisition of Equity or assets substantially in the form of Exhibit B hereto.

      "Affiliate" means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise and as to the Parent Guarantor and any of its Subsidiaries shall be deemed to include (without limitation) A.L. Industrier AS.

     "Agency Fee" has the meaning specified in Section 5.5(c).

      "Agent" means Union Bank of Norway, in its capacity as the Agent, or any successor in such capacity.

       "Agreement"  means  this  Credit  Agreement,  as   further
modified, amended or supplemented from time to time.

      "Agreement Date" means the date set forth as such on the last signature page hereof.

      "Agreement Termination Date" means the first day on which all the Commitments have been reduced to zero, this Agreement is terminated and no Loan Party has any obligations outstanding under this Agreement or any other Loan Document.

       "A.L.   Pharma  A/S"  means  A.L.  Pharma  A/S,  a  Danish
corporation.

     "Alpharma AS" means Alpharma AS, a Norwegian corporation.

      "Alternate Base Rate" means a fluctuating rate per annum equal at all times to the higher of (i) the Base Rate and (ii) the Federal Funds Rate, in each case plus the Applicable Margin.

      "Alternate Base Rate Working Capital Loan" means a  Working
Capital Loan bearing interest at the Alternate Base Rate.

      "Applicable Law" means (a) all applicable common law and principles of equity and (b) all applicable provisions of all (i) constitutions, statutes, rules, regulations and orders of governmental bodies, (ii) governmental approvals and (iii) orders, decisions, judgments and decrees of all courts (whether at law, in equity or admiralty) and arbitrators.

     "Applicable Margin" shall mean a percentage per annum determined in accordance with the Pricing Grid.

      "Arrangement  Fee"  has the meaning  specified  in  Section
5.5(b).

     "Arranger" means Union Bank of Norway.

      "Assignment of Intercompany Note" means the Assignment made by the Parent Guarantor in favor of the Agent, substantially in the form of Exhibit H hereto.

      "Available Revolving Credit Commitment" means, as to any Bank, at any time of determination, an amount equal to (x) such Bank's Revolving Credit Commitment at such time minus (y) such Bank's aggregate Outstanding Revolving Extensions of Credit at such time.

      "Base Rate" means the rate of interest announced from time to time by the Working Capital Agent as its "base rate" or "base lending rate". This rate of interest is determined from time to time by the Working Capital Agent as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Working Capital Agent to any particular class or category of customers of the Working Capital Agent.

      "Banks" means the lenders listed on the signature pages hereof, and such other lenders as may become parties hereto from time to time pursuant to Section 12.7.

     "Borrower" has the meaning specified in the recitals hereof.

      "Borrowing"  means a Term Loan Borrowing, a Revolving  Loan
Borrowing or a Working Capital Loan Borrowing (as the case may be).

      "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and Oslo, Norway and on which dealings are also carried on in Dollars in the London interbank market.

      "Capital Market Transaction" means the issuance of any Equity (including convertible debt securities but excluding any other debt securities), in each case whether by means of a public offering, private placement, or other capital market method.

      "Capitalized Lease" means, as applied to any Person, any lease of property by such Person as lessee which is or should be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

      "Cash Equivalents" means any one or more of the following instruments:

                 (a) open-market commercial paper issued by corporations organized in the United States of America, maturing not later than 270 days after the date of issuance thereof and having at the time of acquisition a rating of at least A-1 from Standard & Poor's Rating Group or P-1 from Moody's Investors Services, Inc.

                (b) readily marketable direct obligations issued by the United States of America, or by any agency thereof that are unconditionally guaranteed or backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; and

                 (c)    certificates  of  deposit   or   bankers'
     acceptances maturing within one year from the date of creation thereof issued by any Bank or by a commercial bank or trust company organized under the laws of the United States of America, or of any state thereof, having combined capital, surplus and undivided profits of not less than $1,000,000,000 (or its equivalent in any other currency) and having, in respect of its long-term senior debt securities, a rating of at least A- from Standard & Poor's Rating Group or A3 from Moody's Investors Services, Inc., in each case so long as the same (x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest.

      "Change in Tax Law" means the enactment, promulgation, execution or ratification of, any tax treaty, law (including, without limitation, the Code), rule or regulation (or any change in the application or judicial, administrative or other official interpretation of any treaty, law, rule or regulation).

     "Co-Arranger" means Den norske Bank ASA.

      "Code" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

      "Commitment" means, as to any Bank, the aggregate of such Bank's Term Loan Commitment and Revolving Credit Commitment and "Commitments" means, as to all of the Banks, the aggregate of the Term Loan Commitments and Revolving Credit Commitments of all the Banks.

      "Commitment Fee" means any of the fees paid by the Borrower pursuant to Section 5.5(a).

      "Consolidation" means any adjustment of Interest Periods in respect of Term Loans in accordance with Section 2.4(a) of this Agreement.

      "Consolidation Date" means the day that is six (6) months after the Initial Funding Date with respect to Term Loans or such earlier date on which the Consolidation of Term Loans occurs as the Agent may designate by notice to the Banks.

       "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum derived substance or waste, or any constituent of such substance or waste, including any substance regulated under any Environmental Law.

      "Credit  Support Document" means the Parent  Guaranty,  the
Subsidiary  Guaranties, the Pledge Agreements, the Assignment  of
Intercompany Note and the Acquisition Related Guaranties.

      "Default" means any event which with the passing of time or the giving of notice or both would become an Event of Default.

     "Documentation Agent" means Summit Bank, in its capacity as Documentation Agent, or any successor in such capacity.

     "Dollars" and the sign "$" each mean the lawful money of the United States of America.

     "Dumex" means Dumex - Alpharma A/S, a Danish corporation.

      "Earnings from Operations" has the meaning specified in the Parent Guaranty.

      "EBITDA"  has  the meaning ascribed thereto in  the  Parent
Guaranty.

     "Effective Date" means the first day on which the conditions set forth in Section 6.1 are satisfied or waived.

      "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 12Sl et seq.), the Clean Air Act (42 U.S.C. 7401 et
seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), in each case as amended or supplemented from time to time, and any analogous future federal or present or future state or local statutes, including, without limitation, transfer of ownership notification statutes such as the New Jersey Environmental Cleanup Responsibility Act (N.J. Stat. Ann. 13:lK-6 et seg.) and the Connecticut Industrial Transfer Law of 1985 (Conn. Gen. Stat. 22a-134 et seq.) and the regulations promulgated pursuant thereto.

      "Environmental Liabilities and Costs" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, any criminal or civil statute, including any Environmental Law, Permit, order or agreement with any Government Authority or other Person, arising from environmental, health or safety conditions, or the Release or threatened Release of a Contaminant into the environment, resulting from the past, present or future operations of such Person or its Subsidiaries.

      "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

      "Equity" means all shares, options, equity interests, general or limited partnership interests, joint venture interests or participation or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or other entity, whether voting or non-voting, and including, without limitation, common stock, preferred stock, purchase rights, warrants or options for any of the foregoing.

      "Equity  Ratio"  has the meaning specified  in  the  Parent
Guaranty.

     "ERISA" means the Employee Retirement Income Security Act of
1974 (or any successor legislation thereto) and the rules and regulations promulgated thereunder, as amended from time to time.

      "ERISA Affiliate" shall mean a corporation, partnership or other entity which is considered one employer with the Borrower under Section 4001 of ERISA or Section 414 of the Code.

     "ERISA Event" means (i) a Reportable Event with respect to a Title IV Plan; (ii) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
(iii) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under
Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC.

      "Eurocurrency Liabilities" has the meaning specified in Regulation D.

      "Eurodollar Loans" means Loans bearing interest at the Eurodollar Rate plus the Applicable Margin.

      "Eurodollar Rate" means, for any Interest Period, the rate per annum equal to (a) the rate quoted by the Agent as appearing on the Telerate Page 3750 or on any other relevant Telerate page as of 11:00 A.M. (London time) on the second Business Day before the first day of such Interest Period for a period equal to such Interest Period or (b) if such rate does not appear on the Telerate Page 3750 or on any other relevant Telerate page, such other widely published rate at which deposits in Dollars are offered in the London interbank market at 11:00 A.M. (London time) as the Agent may select on the second Business Day before the first day of such Interest Period for a period equal to such Interest Period.

      "Eurodollar Reserve Requirement" means, at any time, the then current maximum rate for which reserves (including any marginal, supplemental or emergency reserve) are required to be maintained under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding five billion Dollars against Eurocurrency Liabilities.

      "Eurodollar Working Capital Loans" means a Working  Capital
Loan  bearing interest at the Eurodollar Rate plus the Applicable
Margin.

      "Event  of  Default" has the meaning specified  in  Section
10.1.

      "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

      "Final  Judgment"  has  the meaning  specified  in  Section
10.1(f).

      "Fiscal Quarter" means any three month period ending  March
31, June 30, September 30 or December 31 of any Fiscal Year.

     "Fiscal Year" means each twelve-month period ending December
31, or such other fiscal year end date as may be determined by the Borrower following the Agreement Date.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time and set forth in the rules, regulations, opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession and which are applicable to the circumstances as of the date of determination.

      "GAAS" means generally accepted auditing standards in the United States of America as in effect from time to time and set forth in the rules, regulations, opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession and which are applicable to the circumstances as of the date of determination.

     "Governmental Authority" means any nation or government, any state  or  other  political subdivision thereof  and  any  entity
exercising   executive,  legislative,  judicial,  regulatory   or
administrative functions of or pertaining to government.

      "Indebtedness" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, including obligations evidenced by bonds, debentures, notes or other similar instruments, (ii) all obligations of such Person to pay the deferred purchase price of Property or services, except as provided below, (iii) all obligations of such Person as lessee under Capitalized Leases, (iv) all Indebtedness of others secured by a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person, (v) all Indebtedness of others directly or indirectly guaranteed or otherwise assumed by such Person, including any obligations of others endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation any Indebtedness in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation, or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation (but not including any obligation under a performance bond), (vi) all obligations of such Person as issuer, customer or account party under letters of credit or bankers' acceptances that are either drawn or that back financial obligations that would otherwise be Indebtedness, and
(vii) for purposes of Section 10.1(e) only, all obligations of such Person in respect of Swap Agreements.

     "Indebtedness for Borrowed Money" of any Person means at any date, without duplication, Indebtedness described in clauses (i),
(iii), (v) and (vii) of the definition of Indebtedness.

     "Indemnified Liability" has the meaning specified in Section
12.4(b).

      "Indemnified Person" has the meaning specified  in  Section
12.4(b).

      "Initial Funding Date" means, with respect to each of the Term Loans, Revolving Loans and Working Capital Loans, the date on which (i) the conditions set forth in Sections 6.1 and 6.2 are satisfied or waived and (ii) the initial Term Loans, Revolving Loans or Working Capital Loans, respectively, are made hereunder.

      "Intercreditor Agreement" means the Intercreditor Agreement among the Agent, the Banks and the Other Lenders, substantially in the form of Exhibit C hereto.

      "Interest Period" means, with respect to any Eurodollar Loans, (a) in the case of the first such Interest Period, the period commencing on the date such Loans are made and ending (i) six months thereafter, in the case of Term Loans, and (ii) one, three or six months (or 12 months, in accordance with Section 5.1(b)) thereafter, in the case of Revolving Loans and Eurodollar Working Capital Loans, as selected by the Borrower in its Notice of Borrowing or Notice of Interest Period given to the Agent pursuant to Section 2.2, 3.2, 4.2 or 5.1, as the case may be, and
(b) thereafter, the period commencing on the last day of the immediately preceding Interest Period and ending (i) six months thereafter, in the case of Term Loans, and (ii) one, three, six or twelve months thereafter, in the case of Revolving Loans and Eurodollar Working Capital Loans, as selected by the Borrower in its Notice of Interest Period given to the Agent or the Working Capital Agent, as the case may be, pursuant to Section 5.1, subject, however, to the following:

         (A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension for any Loan would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

         (B) any Interest Period in respect of Loans that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

         (C) no Interest Period may extend beyond (I) the Term Loan Maturity Date, in the case of the Term Loans or (II) the Revolving Credit Commitment Termination Date, in the case of Revolving Loans and Eurodollar Working Capital Loans; and

         (D) there shall be outstanding at any one time in the aggregate no more than (I) four (4) Interest Periods prior to the Consolidation Date and one (1) Interest Period thereafter, with respect to Term Loans, (II) six (6) Interest Periods (no more than four of which may have a duration of one month) with respect to Revolving Loans and
     (III) ten (10) Interest Periods with respect to Eurodollar Working Capital Loans.

      "IRS" means the Internal Revenue Service, or any successor thereto.

      "Issuing  Bank" means Summit Bank or First  Union  National
Bank, N.A., as the case may be, as the issuer of Letters of Credit hereunder, together with its successors and assigns in such capacity.

     "Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Lending Office" opposite its name on Schedule I or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

     "Letter of Credit" has the meaning specified in Section 4.4.

      "Letter of Credit Documents" means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

      "Letter of Credit Liability" means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a)
the undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Working Capital Bank (other than the Issuing Bank) shall be deemed to a hold a Letter of Credit Liability in an amount equal to its Ratable Portion of the Letter of Credit under Section 4.4 hereof, and the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Banks other than the Issuing Bank of their participation interests under said Section 4.4.

       "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement.

      "Loan Documents" means (i) this Agreement, the Notes, the Credit Support Documents and the Intercreditor Agreement and (ii) all other agreements, documents and instruments that may hereafter be entered into relating to or arising out of any agreement, document or instrument referred to in clause (i).

      "Loan Party" means any Person (other than the Agent, the Banks, the Arranger, the Co-Arranger, the Working Capital Agent, the Documentation Agent and the Other Lenders) that is a party to a Loan Document.

      "Loans"  means, collectively, the Term Loans, the Revolving
Loans and the Working Capital Loans.

      "Majority Banks" means, at any time, Banks holding 66 2/3% or more of (a) until the Initial Funding Date, the Commitments and (b) thereafter, the sum of (i) the then aggregate unpaid principal amount of Term Loans held by the Banks and (ii) the Revolving Credit Commitments or, if the Revolving Credit
Commitments have been terminated, the then aggregate unpaid principal amount of Revolving Loans, Working Capital Loans and Letter of Credit Liabilities; provided, that for purposes of the last paragraph of Section 10.1(A) hereof, the relevant percentage for determining Majority Banks shall be 51%.

     "Majority Working Capital Banks" means, at any time, Working
Capital Banks holding 66 2/3% or more of the aggregate amount of the Working Capital Loan Commitments.

      "Margin Ratio" means, as at the last day of any period, the ratio of (a) Total Indebtedness on such day to (b) EBITDA for such period, as calculated in accordance with Annex A hereto.

     "Margin Stock" has the meaning specified in Regulation U.

      "Material Adverse Change" means a change that has resulted, or would result, in a Material Adverse Effect.

      "Material Adverse Effect" means, in the judgment of the Majority Banks (or, for purposes of any notice of a Material Adverse Effect to be given by a Loan Party, in the judgment of such Loan Party), a material adverse effect on the business, financial condition, operations or Properties of the Borrower and its Subsidiaries or of the Parent Guarantor and its Subsidiaries (as the case may be), in each case taken as a whole.

     "Material Credit Agreement Change" means, in the judgment of the Majority Banks (or, for purposes of any notice of a Material Credit Agreement Change to be given by a Loan Party, in the judgment of such Loan Party), a change that has materially adversely affected or would materially adversely affect the legality, validity or enforceability of any payment obligation of the Borrower, the Parent Guarantor, any of the Subsidiary
Guarantors or the Acquisition Related Guarantors under this Agreement or any other Loan Document.

      "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

     "Net Cash Proceeds" means:

         (a) in reference to asset sales, proceeds in cash as and when received by the Borrower or any of its Subsidiaries, or the Parent Guarantor or any of its Subsidiaries, from, or in connection with, the sale by the Borrower or any of its Subsidiaries, or the Parent Guarantor or any of its Subsidiaries, to any Person (other than the Borrower or any of its Subsidiaries, or the Parent Guarantor or any of its Subsidiaries) of any asset outside of the ordinary course of business (including, without limitation, the sale of any facility, division, plant or other real property or interest in real property outside the ordinary course of business), net of the direct costs relating to such sale, including, without limitation, (i) legal, accounting and investment banking fees and sale commissions, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements in each case arising directly from such sale),
     (iii) amounts required to be applied to the repayment of Indebtedness relating to the asset that is the subject of such sale and not otherwise provided for by the terms of such sale, and (iv) reasonable reserves for purchase price adjustments; and

         (b) in reference to Capital Market Transactions by any Person, the proceeds in cash received from such Capital
     Market Transactions, net of all issuance fees, discounts, and other costs.

For purposes of this definition, proceeds received by any Subsidiary of the Borrower or of the Parent Guarantor other than a wholly owned Subsidiary shall be deemed to be Net Cash Proceeds received by the Borrower or the Parent Guarantor only in an amount proportionate to the equity ownership interest of the Borrower or the Parent Guarantor in the Subsidiary receiving such proceeds.

      "New Permitted Indebtedness" has the meaning specified in the Parent Guaranty.

       "Non-U.S. Subsidiary" means, as to any Person, each Subsidiary of such Person that is incorporated or organized under the laws of a jurisdiction outside of the United States of America.

     "Notes" means the Term Notes, the Revolving Credit Notes and the Working Capital Notes.

      "Notice of Assignment and Acceptance" has the meaning specified in Section 12.7(a).

      "Notice of Borrowing" means a notice of the Borrower substantially in the form of Exhibit D hereto specifying therein
(i) the date of the proposed Borrowing, (ii) the aggregate amount of such proposed Borrowing, (iii) the initial Interest Period or Interest Periods for such Loans and (iv) whether such Borrowing is to be a Term Loan Borrowing, a Revolving Loan Borrowing or a Working Capital Loan Borrowing.

      "Notice  of  Interest Period" has the meaning specified  in
Section 5.1.

      "Original Banks" means each financial institution that is a "Bank" as of the Agreement Date.

      "Other Lenders" shall mean (i) as of the Agreement Date, First Union National Bank, and (ii) at any time thereafter, the banks and financial institutions party to the Intercreditor Agreement at such time (other than the Banks and the Agent).

      "Outstanding Revolving Extensions of Credit" means, as to any Bank at any time, the aggregate principal amount of all Revolving Loans, Working Capital Loans and Letter of Credit
Liabilities made by such Bank then outstanding.

       "Parent   Guarantor"  means  Alpharma,  Inc.,  a  Delaware
corporation.

     "Parent Guaranty" means the Guaranty dated as of January 20, 1999 made by the Parent Guarantor in respect of the obligations of the Borrower pursuant to the Loan Documents, as the same may be further amended or modified from time to time.

      "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

      "Pension Plan" means an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer
Plan),  which  is not an individual account plan, as  defined  in
Section 3(34) of ERISA, and which the Borrower, any of its Subsidiaries or any ERISA Affiliate now or in the future maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

     "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable requirement of law.

      "Permitted Indebtedness" has the meaning specified in the Parent Guaranty.

      "Permitted Liens" has the meaning specified in  the  Parent
Guaranty.

      "Person"  means  an  individual,  partnership,  corporation
(including  a  business  trust),  joint  stock  company,   trust,
unincorporated association, joint venture or other entity, or Governmental Authority.

      "Plan"  shall mean an employee benefit plan as  defined  in
Section 3(3) of ERISA which is maintained or contributed to by the Borrower or an ERISA Affiliate.

       "Pledge Agreement" means each pledge made by the Shareholders of a Pledge Subsidiary in favor of the Agent on behalf of the Banks in respect of 65% of the total combined voting power of all classes of stock entitled to vote (within the meaning of Section 956 of the Code and the regulations thereunder) of such Pledge Subsidiary, in form and substance satisfactory to the Agent.

      "Pledge Subsidiary" means A.L.-Pharma A/S, Alpharma AS and each Principal Subsidiary that is a Non-U.S. Subsidiary.

     "Pricing Grid" shall mean the pricing grid attached hereto as Annex A.

       "Principal Subsidiary" means (a) at all times, the Scandinavian Principal Companies, and (b) at any time (except as otherwise provided for in this Agreement or any other Loan Document), any Subsidiary of the Parent Guarantor that (i) owns more than 5% of the total assets of the Parent Guarantor and its Subsidiaries on a consolidated basis, or (ii) is responsible for more than 5% of the total revenues of the Parent Guarantor and its Subsidiaries, on a consolidated basis; provided, however, that on and as of the Agreement Date, Principal Subsidiary shall mean each of the entities listed on Schedule 5(n) to the Parent Guaranty and at any time thereafter, shall mean (except as otherwise provided for in this Agreement or any other Loan Document) the entities listed as "Principal Subsidiaries" (as determined in accordance with this definition) on the certificate of the Responsible Financial Officer of the Parent Guarantor most recently delivered pursuant to Section 6(g)(v) of the Parent Guaranty.

     "Prior UBN Facility" means the Credit Agreement dated as of September 28, 1994 as amended by (i) a Consent and Agreement dated as of December 19, 1994, (ii) an Amendment No. 2 to Credit Agreement dated as of December 1, 1995, (iii) an Amendment No. 3 dated as of February 26, 1997 and (iv) an Amendment No. 4 dated as of April 10, 1997 among the Borrower, the banks and financial institutions set forth therein, Union Bank of Norway, as agent and arranger, and Den norske Bank ASA, as Co-Arranger.

      "Property" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

      "Qualified Plan" means an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be tax-qualified under Section 401(a) of the Code, and which the Borrower, any of its Subsidiaries or any ERISA Affiliate now or in the future maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

      "Ratable Portion" means, as to any Bank at any time of determination, (i) with respect to Term Loans and Working Capital Loans, respectively, the percentage obtained by dividing the amount of such Bank's Term Loan Commitment or Working Capital Loan Commitment, as the case may be, at such time by the aggregate amount of all of the Banks' Term Loan Commitments or Working Capital Loan Commitments, as the case may be at such time, (ii) with respect to a Revolving Loan Borrowing, the percentage obtained by dividing the amount of such Bank's Available Revolving Credit Commitment at such time by the aggregate amount of all of the Banks' Available Revolving Credit Commitments at such time, (iii) with respect to a Bank's outstanding Revolving Loans, the percentage obtained by dividing the aggregate principal amount of all Revolving Loans made by such Bank then outstanding by the aggregate principal amount of all Revolving Loans made by all the Banks then outstanding, (iv) with respect to Letters of Credit and any Working Capital Bank's liability thereunder, the percentage obtained by dividing the amount of such Working Capital Bank's Working Capital Loan Commitment by the aggregate amount of all of the Working Capital Banks' Working Capital Loan Commitments and (v) with respect to the aggregate amount of all Commitments, the percentage obtained by dividing the aggregate Commitment of such Bank by the aggregate amount of all Commitments of all the Banks.

      "Register" has the meaning specified in Section 12.7(g) hereof.

       "Regulation D", "Regulation T", "Regulation U" and "Regulation X" means Regulation D, T, U, and X, respectively, of the Board of Governors of the Federal Reserve System (or any successor thereto), as in effect from time to time, or any successor thereto.

       "Reimbursement Obligations" means, at any time, the obligations of the Borrower then outstanding, or that may thereafter arise, in respect of all Letters of Credit then outstanding, to reimburse amounts paid by the Issuing Bank in respect of any drawings under a Letter of Credit.

      "Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, disbursal, leaching or migration into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

      "Remedial Action" means all actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (iii) perform preremedial studies and investigations and post-remedial monitoring and care.

      "Reportable  Event"  means any of the events  described  in
Section 4043(b)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

      "Responsible  Financial Officer" of any  Person  means  the chief financial officer, treasurer, assistant treasurer, controller, secretary, assistant secretary or other officer of such Person listed in the certificate delivered to the Agent pursuant to Section 6.1(a)(iii) or otherwise notified to the Agent as being authorized to execute documents and certificates and otherwise act on behalf of such Person in connection with financial matters arising under this Agreement or any other Loan Document.

      "Responsible Officer" of any Person means any of the officers of such Person listed in the certificate delivered to the Agent pursuant to Section 6.1(a)(iii) or otherwise notified to the Agent as being authorized to execute and deliver documents and certificates and otherwise act on behalf of such Person in all matters (other than financial matters) arising under this Agreement or any other Loan Document.

      "Revolving Credit Availability Period" means the period beginning (x) on the Agreement Date, for purposes of Section 4.1(a) hereof, and (y) February 5, 1999, for purposes of Section 3.1(a) hereof, and in each case ending on the Revolving Credit Commitment Termination Date.

      "Revolving Credit Commitment" means, as to any Bank, the obligation of such Bank, if any, to make Revolving Loans, Working Capital Loans and to automatically acquire a participation in the Issuing Bank's liability under any Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule II, as the same may be changed from time to time pursuant to the terms hereof.

      "Revolving Credit Commitment Termination Date" means the earlier of (i) the day that is five (5) years after the Agreement Date or such other day to which the Revolving Credit Commitment Termination Date shall have been extended in accordance with
Section 3.4 hereof and (ii) the date of the earlier termination or cancellation in full of the Revolving Credit Commitment pursuant to the terms hereof, including pursuant to Section 10.1.

      "Revolving Note" means any promissory note in the form of Exhibit A-2.

      "Revolving Loan" means a Loan made to the Borrower pursuant to Section 3.1.

     "Revolving Loan Borrowing" means a borrowing by the Borrower consisting of Revolving Loans made on the same day by  the  Banks
ratably   according   to   their  respective   Revolving   Credit
Commitments.

      "Scandinavian  Principal Companies" means Alpharma  AS  and
Dumex-Alpharma A/S.

      "Shareholder" means, with respect to any corporation, the holder of any of the Equity of such Person.

      "Single-Employer Plan" shall mean a single employer plan as defined in section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

     "Subordinated Indebtedness" has the meaning specified in the Parent Guaranty.

       "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity of which more than 50% of the outstanding Equity having ordinary voting power to elect a majority of the board of directors of such entity (irrespective of whether, at the time, Equity of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) is, or of which more than 50% of the interests in which are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

      "Subsidiary Guarantor" means each Principal Subsidiary that is incorporated or organized under the laws of a jurisdiction located in the United States of America.

      "Subsidiary Guaranty" means any of the guaranties of the obligations of the Borrower delivered by each of the Subsidiary
Guarantors, pursuant to this Agreement, substantially in the form of Exhibit G hereto.

      "Summit Bank Facility" means the $65,000,000 loan facility made available to the Borrower pursuant to a Credit Agreement dated as of September 11, 1997 among the Borrower, the banks named therein, Summit Bank, as agent, and Summit Bank, as arranger (as amended from time to time).

      "Swap Agreement" means, with respect to any Person, any obligation with respect to an interest rate or currency swap or similar obligation obligating such Person to make payments, whether periodically or upon the happening of a contingency, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof.

      "Tax" means any federal, state, local or foreign tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits.

      "Tax Affiliate" means, as to any Person, (i) any Subsidiary of such Person, or (ii) any Affiliate of such Person with which such Person files or is required to file consolidated, combined or unitary tax returns.

      "Term Loan Availability Period" means the period beginning on February 5, 1999 and ending on the Term Loan Commitment
Termination Date.

      "Term Loan Borrowing" means a borrowing by the Borrower consisting of Term Loans made on the same day by the Banks ratably according to their respective Term Loan Commitments.

     " Term Loan Commitment" has the meaning specified in Section
2.1(a).

     "Term Loan Commitment Termination Date" means the earlier of
(i)  the  date that is sixty (60) days after the Agreement  Date,
(ii) the date on which a fourth Term Loan Borrowing is made pursuant to the terms of this Agreement, and (iii) the date of the earlier termination or cancellation in full of the Term Loan Commitment pursuant to the terms hereof, including pursuant to
Section 10.1.

      "Term  Loan" means a Loan made to the Borrower pursuant  to
Section 2.1.

     "Term Loan Maturity Date" means the sixth anniversary of the Initial Funding Date with respect to Term Loans.

     "Term Note" means any promissory note in the form of Exhibit
A-1.

      "Title IV Plan" means a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

     "Total Indebtedness" means, for any period, all Indebtedness of the Parent Guarantor and its Subsidiaries (on a consolidated basis) (including Indebtedness under the Loan Documents) for such period.

     "U.S." means the United States of America.

      "Vancomycin Facility" means the $9,000,000 loan facility made available to Dumex-Alpharma A/S pursuant to a Guarantee Facility Agreement dated December 20, 1995 among Dumex-Alpharma A/S, Sparekassen Bikuben A/S and Union Bank of Norway, as guarantors, the lenders named therein, Union Bank of Norway, as arranger, and Sparekassen Bikuben A/S, as agent (as amended from time to time).

     "Withdrawal Liability" means, as to any Person, at any time, the aggregate amount of the liabilities, if any, of such Person pursuant to Section 4201 of ERISA.

      "Working Capital Agent" means Summit Bank, in its capacity as the Working Capital Agent, or any successor in such capacity.

      "Working  Capital Banks" means Summit Bank and First  Union
National Bank, N.A.

      "Working Capital Extensions of Credit" means as to any Working Capital Bank at any time, an amount equal to the sum of
(a) the aggregate principal amount of all Working Capital Loans made by such Working Capital Bank then outstanding and (b) the aggregate principal amount of such Working Capital Bank's Ratable Portion of the Letter of Credit Liability at such time.

      "Working Capital Loan Borrowing" means a borrowing by the Borrower consisting of Working Capital Loans made on the same day by the Working Capital Banks ratably according to the respective
Working Capital Loan Commitments.

     "Working Capital Loan" means a Loan made to the Borrower pursuant to Section 4.1.

      "Working Capital Loan Commitment" means, as to any Working Capital Bank, the obligation of such Working Capital Bank, if any, to make Working Capital Loans and to automatically acquire a participation in the Issuing Bank's liability under any Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading "Working Capital Loan Commitment" opposite such Working Capital Banks' name on Schedule II, as the same may be changed from time to time pursuant to the terms hereof.

     "Working Capital Note" means any promissory note in the form of Exhibit A-3.

      "Year 2000 Issue" means the failure of computer software, hardware and firmware systems and equipment containing embedded computer chips to properly receive, transmit, process, manipulate, store, retrieve, re-transmit or in any other way utilize data and information due to the occurrence of the year 2000 or the inclusion of dates on or after January 1, 2000.

      1.2. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

      1.3.       Accounting  Terms.   All  accounting  terms  not
specifically defined herein shall be construed in accordance with GAAP.


                           ARTICLE II

               AMOUNT AND TERMS OF THE TERM LOANS

     2.1.      The Term Loans.

        (a) Commitment to Lend. On the terms and subject to the conditions contained in this Agreement, each Bank severally agrees to make up to four (4) Term Loans to the Borrower from time to time on any Business Day during the Term Loan Availability Period, each such Loan being part of a Term Loan
Borrowing, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Bank's name on
Schedule II as its "Term Loan Commitment" (as adjusted from time to time by reason of assignments in accordance with the provisions of Section 12.7 and as such amount may be reduced pursuant to Section 2.3, such Bank's "Term Loan Commitment"); provided, however, that following the making of each such proposed Term Loan, (i) the aggregate principal amount of all Term Loans outstanding shall not exceed the aggregate amount of the Term Commitments and (ii) the aggregate principal amount of all Loans outstanding shall not exceed the aggregate amount of the Commitments, in each case at such time.

         (b) Evidence of Debt. (i) Each Bank shall maintain in accordance with its usual practice an account or accounts and shall receive from the Borrower (through the Agent) a single Term Note payable to the order of such Bank, both evidencing the Indebtedness to such Bank resulting from each Term Loan made by such Bank to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

               (ii) The Register maintained by the Agent pursuant to Section 12.7(g) shall include a "Term Loan control account" for each Bank, in which account shall be recorded
     (A) the date and amount of each Term Loan Borrowing hereunder, (B) the amount of each Bank's Term Loan comprising such Borrowing and the Interest Period applicable thereto, (C) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank with respect to each such Term Loan hereunder and
     (D) the amount of any sum received by the Agent from the Borrower with respect to such Term Loans hereunder and each Bank's Ratable Portion thereof.

                (iii) The entries made in the Register in respect of Term Loans shall be conclusive and binding for all purposes, absent manifest error.

      2.2. Making the Term Loans. (a) Each Term Loan Borrowing shall be made upon receipt of a Notice of Borrowing given by the Borrower to the Agent not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Term Loan Borrowing.

     (b) The Agent shall give to each Bank prompt notice of its receipt of a Notice of Borrowing in respect of Term Loans and, upon its determination thereof, notice of the applicable interest rate under Section 5.3(b). Each Bank shall, before 11:00 A.M. (New York City time) on the date of the proposed Term Loan Borrowing, make available for the account of its Lending Office to the Agent at its address referred to in Section 12.2, in immediately available funds, such Bank's Ratable Portion of such proposed Term Loan Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI, the Agent will make such funds available to the Borrower at the Agent's above-referenced address.

      (c)       Each Term Loan Borrowing pursuant to this Section
2.2 shall be in an aggregate amount of not less than $10,000,000 or an integral multiple of $5,000,000 in excess thereof. The maximum number of Term Loan Borrowings permitted under this Agreement shall be four (4).

      (d)       Each Notice of Borrowing pursuant to this Section
2.2 shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such proposed Borrowing the applicable conditions set forth in Article VI, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund any Term Loan Borrowing when such Term Loan, as a result of such failure, is not made on such date. A certificate as to such amounts submitted to the Borrower and the Agent by such Bank shall be conclusive and binding absent manifest error.

     (e) Unless the Agent shall have received notice from a Bank prior to the date of any proposed Term Loan Borrowing pursuant to this Section 2.2 that such Bank will not make available to the Agent such Bank's Ratable Portion of such Term Loan Borrowing, the Agent may assume that such Bank has made such Ratable Portion available to the Agent on the date of such Term Loan Borrowing in accordance with this Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such Ratable Portion available to the Agent and the Agent has so made available such amount, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Term Loans comprising the Term Loan Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Term Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Agent such corresponding amount, such payment shall not relieve such Bank of any obligation it may have to the Borrower hereunder.

      (f) The failure of any Bank to make the Term Loan to be made by it as part of any Term Loan Borrowing pursuant to this
Section 2.2 shall not relieve any other Bank of its obligation, if any, hereunder to make its Term Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Term Loan to be made by such other Bank on the date of any such Term Loan Borrowing.

       2.3.        Termination/Reduction   of   the   Term   Loan
Commitments.

      (a) Optional Reductions. The Borrower shall have the right, upon at least five Business Day's prior notice (which shall be irrevocable) to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Term Loan Commitments of the Banks; provided, however, that each partial reduction shall be in the aggregate amount of not less than $10,000,000 or an integral multiple of $5,000,000 (or such lesser amount as may be necessary to reduce to zero the amount of the Term Loan Commitments) in excess thereof; provided, further, that no such termination or reduction of the Term Loan Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Term Loans made on the effective date thereof, the aggregate outstanding principal amount of Term Loans of all Banks would exceed the aggregate amount of the Term Loan Commitments. Once canceled pursuant hereto, no such canceled portion of the Term Loan Commitments may be reinstated.

      (b)       Cancellation of Unused Portion.  On the Term Loan
Commitment  Termination Date, the unused portion of  each  Bank's
Term Loan Commitment shall be canceled and will no longer be available for any Term Loan Borrowings thereafter.

      (c)        Payment  of  Cancellation and  Commitment  Fees.
Simultaneously with any termination, reduction or cancellation of the Term Loan Commitments pursuant to this Section 2.3, the Borrower shall pay to the Agent for the account of each relevant Bank the applicable Commitment Fee, if any, on the amount of the Term Loan Commitments so terminated, reduced or canceled and owed to such Bank through the date of such termination or reduction. If any such termination, reduction or cancellation of the Term Loan Commitments occurs during the period from the Agreement Date through the second anniversary thereof, then the Borrower shall also pay to the Agent for the account of each Bank a cancellation fee equal to .25% of the amount of the Term Loan Commitments so terminated or reduced.

     2.4.      Consolidation and Repayment of Term Loans.

      (a) Consolidation. If more than one Term Loan Borrowing is made, then on the Consolidation Date, the Interest Periods for the Term Loans shall be adjusted by the Agent so that on and after the Consolidation Date, there will be no more than one (1) Interest Period outstanding with respect to the Term Loans. The Agent shall give the Banks 30 days' prior notice of the proposed Consolidation Date (which shall be no later than six months after the Initial Funding Date with respect to Term Loans). The Borrower shall indemnify the Banks in accordance with Section 12.4(c) for any costs resulting from such Consolidation.

       (b) Repayment. The Borrower shall repay the outstanding principal amount of the Term Loans in eleven (11) consecutive semi-annual installments in the amounts set forth in the table below (subject to (x) proportional adjustment in the event that less than the full amount of the Term Loan Commitment is advanced and (y) adjustment to reflect any prepayments pursuant to Section 5.4); provided that, in any event, on the Term Loan Maturity Date, the Borrower shall pay the full principal amount of all Term Loans then outstanding (together with all accrued and unpaid interest thereon):

     The day that is the following
     number of months
     after the Initial Funding Date
      with respect  to  Term Loans Installment Amount

        12 months                         $2,500,000
        18 months                         $2,500,000
        24 months                         $7,500,000
        30 months                         $7,500,000
        36 months                         $7,500,000
        42 months                         $7,500,000
        48 months                         $7,500,000
        54 months                         $7,500,000
        60 months                         $7,500,000
        66 months                         $7,500,000
        72 months                       $35,000,000


                           ARTICLE III

            AMOUNT AND TERMS OF THE REVOLVING LOANS

     3.1.   The Revolving Loans.

         (a) Commitment to Lend. On the terms and subject to the conditions contained in this Agreement, each Bank severally agrees to make Revolving Loans to the Borrower from time to time on any Business Day during the Revolving Credit Availability Period, each such Loan being part of a Revolving Loan Borrowing, in an aggregate amount not to exceed at any time outstanding such Bank's Available Revolving Credit Commitment (as adjusted from time to time by reason of assignments in accordance with the provisions of Section 12.7 and as such amount may be reduced pursuant to Section 3.3); provided, however, that, following the making of each such proposed Revolving Loan, (i) the Outstanding Revolving Extensions of Credit of all the Banks shall not exceed the aggregate amount of the Revolving Credit Commitments of the Banks and (ii) the Outstanding Revolving Extensions of Credit made by any Bank shall not exceed such Bank's Revolving Credit Commitment, in each case at such time.

         (b) Evidence of Debt. (i) Each Bank shall maintain in accordance with its usual practice an account or accounts and shall receive from the Borrower a single Revolving Credit Note payable to the order of such Bank, and both shall evidence the Indebtedness to such Bank resulting from each Revolving Loan made by such Bank to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

      (ii)  The  Register  maintained by the  Agent  pursuant  to
Section 12.7(g)(i) shall include a "Revolving Loan control account" for each Bank, in which account shall be recorded (A) the date and amount of each Revolving Loan Borrowing hereunder,
(B) the amount of each Bank's Revolving Loan comprising such Borrowing and the Interest Period applicable thereto, (C) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank with respect to each such Revolving Loan hereunder and (D) the amount of any sum received by the Agent from the Borrower with respect to such Revolving Loans hereunder and each Bank's Ratable Portion thereof.

      (iii) The entries made in the Register in respect of the Revolving Loans shall be conclusive and binding for all purposes, absent manifest error.

        (c) Repayment of Revolving Loans. (i) The Borrower shall repay the outstanding principal amount of the Revolving Loans (together with all accrued but unpaid interest thereon) in full on the Revolving Credit Commitment Termination Date. Within the limits of each Bank's Available Revolving Credit Commitment, prior to the Revolving Credit Commitment Termination Date, amounts borrowed under Section 3.1(a) and repaid may be reborrowed under Section 3.1(a), subject to Section 3.2(c) below.

      (ii)    The Borrower shall indemnify the Banks pursuant  to
Section 12.4(c) in the event that any repayment shall be made on a day other than the last day of an Interest Period for the Loan or Loans being prepaid.

      3.2. Making the Revolving Loans. (a) Each Revolving Loan Borrowing shall be made upon receipt of a Notice of Borrowing, given by the Borrower to the Agent not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Revolving Loan Borrowing.

      (b) The Agent shall give to each Bank prompt notice of its receipt of a Notice of Borrowing in respect of Revolving Loans and, upon its determination thereof, notice of the applicable interest rate under Section 5.3(b). Each Bank shall, before 11:00 A.M. (New York City time) on the date of the proposed Revolving Loan Borrowing, make available for the account of its Lending Office to the Agent at its address referred to in
Section 12.2, in immediately available funds, such Bank's Ratable Portion of such proposed Revolving Loan Borrowing. After the
Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

      (c)     Each  Revolving  Loan Borrowing  pursuant  to  this
Section 3.2 shall be in an aggregate amount of not less than $10,000,000 or an integral multiple of $5,000,000 in excess thereof (or such lesser amount as may be necessary to draw down the full amount of the Available Revolving Credit Commitments). The maximum aggregate number of Interest Periods that may be outstanding in respect of Revolving Loans at any one time is six
(6). The maximum aggregate number of Revolving Loan Borrowings comprised of Loans having an Interest Period of one (1) month duration that may be made during any 12 month period (commencing with the Agreement Date) is four (4).

     (d) Each Notice of Borrowing pursuant to this Section 3.2 shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such proposed Borrowing the applicable conditions set forth in Article VI, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund any Revolving Loan to be made by such Bank as part of such proposed Revolving Loan Borrowing when such Revolving Loan, as a result of such failure, is not made on such date. A certificate as to such amounts submitted to the Borrower and the Agent by such Bank shall be conclusive and binding, absent manifest error.

      (e) Unless the Agent shall have received notice from a Bank prior to the date of any proposed Revolving Loan Borrowing pursuant to this Section 3.2 that such Bank will not make available to the Agent such Bank's Ratable Portion of such Revolving Loan Borrowing, the Agent may assume that such Bank has made such Ratable Portion available to the Agent on the date of such Revolving Loan Borrowing in accordance with this Section 3.2 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such Ratable Portion available to the Agent and the Agent has so made available such amount, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Loan comprising such Revolving Loan Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Revolving Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Agent such corresponding amount, such payment shall not relieve such Bank of any obligation it may have to the Borrower hereunder.

     (f) The failure of any Bank to make the Revolving Loan to be made by it as part of any Revolving Loan Borrowing pursuant to this Section 3.2 shall not relieve any other Bank of its obligation, if any, hereunder to make its Revolving Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Loan to be made by such other Bank on the date of any such Revolving Loan Borrowing.

       3.3.    Termination/Reduction   of  the  Revolving  Credit
Commitments.

      (a) Optional Reductions. The Borrower shall have the right, upon at least fifteen Business Days' prior notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Revolving Credit Commitments of the Banks; provided, however, that each partial reduction shall be in the aggregate amount of not less than $10,000,000 or an integral multiple of $2,000,000 (or such other lesser amount as may be necessary to reduce to zero the amount of the Revolving Credit Commitments) in excess thereof; provided, further, that no such termination or reduction of the Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Outstanding Revolving Extensions of Credit of all the Bank's would exceed the aggregate amount of the Revolving Credit Commitments or the Outstanding Revolving Extensions of Credit of any Bank would exceed such Bank's Revolving Credit Commitment. Once canceled pursuant hereto, no such canceled portion of the Revolving Credit Commitments may be reinstated.

      (b) Payment of Cancellation and Commitment Fees. (i) Simultaneously with any termination, reduction or cancellation of the Revolving Credit Commitment pursuant to this Section 3.3, the Borrower shall pay to the Agent for the account of each Bank the applicable Commitment Fee, if any, on the amount of the Revolving Credit Commitments so terminated, reduced or cancelled and owed to such Bank through the date of such termination or reduction.

             (ii) If any such termination or reduction of the Revolving Credit Commitments occurs during the period from the Agreement Date through the second anniversary thereof, then the Borrower shall also pay to the Agent for the account of each Bank a cancellation fee equal to 1/4 of 1% on the amount of the Revolving Credit Commitments so terminated or reduced.

      3.4. Extension of Revolving Credit Commitment Termination Date. (a) On or before the third anniversary of the Agreement
Date, the Borrower may request that the Revolving Credit Commitment Termination Date be extended for an additional one year period by submitting a request in writing to the Agent; provided, however, that the Borrower may not submit in total more than two (2) such requests for an extension of the Revolving Credit Commitment Termination Date. The Agent shall promptly inform the Banks of such request. Each Bank shall then determine, in its sole discretion, whether the Revolving Credit Commitment Termination Date will be extended as to its Revolving Loans and/or Working Capital Loans, as the case may be, and such Bank shall inform the Agent of its decision within 20 days of being informed of the Borrower's request. Failure by any Bank to so inform the Agent shall be deemed to constitute non-approval by such Bank of the request for extension. The Agent shall inform the Borrower within three months of the time when the Borrower's request was received whether its request for an extension of the Revolving Credit Commitment Termination Date has been approved and by which Banks. If all the Banks consent in writing, the then applicable Revolving Loan Commitment Termination Date shall be extended for one year effective as of the first day that all of the Banks have so consented in writing.

         (b) Extension Fee. Upon approval of each extension of the Revolving Credit Commitment Termination Date in accordance with the terms hereof, the Borrower shall pay to the Agent for the account of each Bank that has approved the extension of the Revolving Credit Commitment Termination Date a fee equal to 1/8% of each such Bank's Outstanding Revolving Extensions of Credit.

         (c) Non-Extending Banks. If not all the Banks consent to such an extension pursuant to this Section 3.4 (the Banks so consenting in writing being the "Consenting Banks" and any Bank not so consenting being a "Non-Consenting Bank"), the Borrower may require such Non-Consenting Bank to assign, to one or more Consenting Banks or to any other assignee which meets the requirements of clauses (A) or (B) of Section 12.7(a), all of such Non-Consenting Bank's Revolving Credit Commitment and, if applicable, Working Capital Loan Commitment and obligations in respect thereof under this Agreement by delivering to the Agent a Notice of Assignment and Acceptance, which shall have effect as provided in Section 12.7(c), and the Revolving Credit Notes and/or Working Capital Notes held by such Non-Consenting Bank; provided, however, that (A) any assignee of the Commitments and obligations of such Non-Consenting Bank shall have consented and shall have paid to such Non-Consenting Bank the aggregate principal amount of, and any interest accrued and unpaid to the date of the assignment on, the Note or Notes of such Non-Consenting Bank being assigned , (B) the Borrower shall have paid all accrued and unpaid fees owing to such Non-Consenting Bank in respect of Revolving Loans, Working Capital Loans and/or Letter of Credit Liabilities, as the case may be, under this Agreement and the recording fee due pursuant to Section 12.7(a) and (C) the Borrower shall have, at its own expense, executed and delivered to the Agent new Revolving Credit Notes and/or Working Capital Notes payable to the order of each assignee of such Non-Consenting Bank, in the amount of each such assignee's Revolving Credit Commitment and/or Working Capital Commitment, and dated the date the assignment is effective.


                           ARTICLE IV

         AMOUNT AND TERMS OF THE WORKING CAPITAL LOANS

        4.1.   The Working Capital Loans

           (a) Commitment to Lend. On the terms and subject to the conditions contained in this Agreement, each Working Capital Bank severally agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments (and in addition to the issuance of Letters of Credit provided by Section 4.4) to make Working Capital Loans to the Borrower from time to time on any Business Day during the Revolving Credit Availability Period, each such Loan being part of a Working Capital Loan Borrowing; provided, however, that in no event may Working Capital Loans be borrowed hereunder if, after giving effect thereto (x) the aggregate Outstanding Revolving Extensions of Credit of any Bank at such time would exceed such Bank's Revolving Credit Commitment or (y) the aggregate principal amount of Working Capital Extensions of Credit made by any Working Capital Bank then outstanding would exceed the Working Capital Loan Commitment of such Working Capital Bank.

         (b) Evidence of Debt. (i) Each Working Capital Bank shall maintain in accordance with its usual practice an account or accounts and shall receive from the Borrower a single Working Capital Note payable to the order of such Working Capital Bank, evidencing the Indebtedness to such Working Capital Bank resulting from each Working Capital Loan made by such Working Capital Bank to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Working Capital Bank from time to time hereunder.

      (ii) The Register maintained by the Working Capital Agent pursuant to Section 12.7(g)(ii) shall include a "Working Capital Loan control account" for each Working Capital Bank, in which account shall be recorded (A) the date and amount of each Working Capital Loan Borrowing hereunder, (B) the amount of each Working Capital Bank's Working Capital Loan comprising such Borrowing and the Interest Period applicable thereto, (C) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Working Capital Bank with respect to each such Working Capital Loan hereunder and (D) the amount of any sum received by the Working Capital Agent from the Borrower with respect to such Working Capital Loans hereunder and each Working Capital Bank's Ratable Portion thereof.

      (iii) The entries made in the Register in respect of the Working Capital Loans shall be conclusive and binding for all purposes, absent manifest error.

        (c) Repayment of Working Capital Loans. (i) The Borrower shall repay the outstanding principal amount of the Working Capital Loans (together with all accrued but unpaid interest thereon) in full on the Revolving Credit Commitment Termination Date. Within the limits of each Working Capital Bank's Working Capital Loan Commitment and Available Revolving Extensions of Credit, prior to the Revolving Credit Commitment Termination Date, amounts borrowed under Section 4.1(a) and repaid may be reborrowed under Section 4.1(a), subject to Section 4.2(c) below.

      (ii)    The  Borrower shall indemnify the  Working  Capital
Banks pursuant to Section 12.4(c) in the event that any repayment shall be made on a day other than the last day of an Interest
Period for the Loan or Loans being prepaid.

      4.2. Making the Working Capital Loans. (a) Each Working Capital Loan Borrowing shall be made upon receipt of a Notice of Borrowing, given by the Borrower to the Working Capital Agent not later than 11:00 A.M. (New York City time) on the (i) third Business Day prior to the date of the proposed Working Capital Loan Borrowing in the case of Eurodollar Working Capital Loans or
(ii) the same Business Day of the proposed Working Capital Loan Borrowing in the case of Alternate Base Rate Working Capital Loans.

      (b) The Working Capital Agent shall give to each Working Capital Bank prompt notice of its receipt of a Notice of Borrowing in respect of Working Capital Loans, the amount thereof requested as Eurodollar Working Capital Loans and as Alternate Base Rate Working Capital Loans, and, in the case of a requested Eurodollar Working Capital Loan and upon the Working Capital Agent's determination thereof, notice of the applicable interest rate under Section 5.3(b). Each Working Capital Bank shall, before 11:00 A.M. (New York City time) on the date of the proposed Working Capital Loan Borrowing, make available for the account of its Lending Office to the Working Capital Agent at its address referred to in Section 12.2, in immediately available funds, such Working Capital Bank's Ratable Portion of such proposed Working Capital Loan Borrowing. After the Working Capital Agent's receipt of such funds and upon fulfillment of the applicable conditions set-forth in Article VI, the Agent will make such funds available to the Borrower at the Working Capital Agent's aforesaid address.

      (c)   Each Working Capital Loan Borrowing pursuant to  this
Section 4.2 shall be in an aggregate amount of not less than (i) $1,000,000 or an integral multiple of $1,000,000 in excess thereof, in the case of Eurodollar Working Capital Loans, and
(ii) $100,000 or an integral multiple of $100,000 in excess thereof, in the case of Alternate Base Rate Working Capital Loans (or, in either case, such lesser amount as may be necessary to draw down the full amount of the Working Capital Loan Commitment). The maximum number of Interest Periods that may be outstanding in respect of Eurodollar Working Capital Loans at any one time is ten (10).

     (d) Each Notice of Borrowing pursuant to this Section 4.2 shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Working Capital Bank against any loss, cost or expense incurred by such Working Capital Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such proposed Borrowing the applicable conditions set forth in Article VI, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Working Capital Bank to fund any Working Capital Loan to be made by such Working Capital Bank as part of such proposed Working Capital Loan Borrowing when such Working Capital Loan, as a result of such failure, is not made on such date. A certificate as to such amounts submitted to the Borrower and the Working Capital Agent by such Working Capital Bank shall be conclusive and binding, absent manifest error.

      (e) Unless the Working Capital Agent shall have received notice from a Working Capital Bank prior to the date of any proposed Working Capital Loan Borrowing pursuant to this Section
4.2 that such Working Capital Bank will not make available to the Working Capital Agent such Working Capital Bank's Ratable Portion of such Working Capital Loan Borrowing, the Working Capital Agent may assume that such Working Capital Bank has made such Ratable Portion available to the Working Capital Agent on the date of such Working Capital Loan Borrowing in accordance with this
Section 4.2 and the Working Capital Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Working
Capital  Bank  shall  not  have  so  made  such  Ratable  Portion available to the Working Capital Agent and the Working Capital Agent has so made available such amount, such Working Capital Bank and the Borrower severally agree to repay to the Working Capital Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Working Capital Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Working Capital Loan comprising such Working Capital Loan Borrowing and (ii) in the case of such Working Capital Bank, the Federal Funds Rate. If such Working Capital Bank shall repay to the Working Capital Agent such corresponding amount, such amount so repaid shall constitute such Working Capital Bank's Working Capital Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Working Capital Agent such corresponding amount, such payment shall not relieve such Working Capital Bank of any obligation it may have to the Borrower hereunder.

      (f) The failure of any Working Capital Bank to make the Working Capital Loan to be made by it as part of any Working Capital Loan Borrowing pursuant to this Section 4.2 shall not relieve any other Working Capital Bank of its obligation, if any, hereunder to make its Working Capital Loan on the date of such Borrowing, but no Working Capital Bank shall be responsible for the failure of any other Working Capital Bank to make the Working Capital Loan to be made by such other Working Capital Bank on the date of any such Working Capital Loan Borrowing.

      4.3. Termination/Reduction of the Working Capital Loan Commitments. The Borrower shall have the right, upon at least thirty days' prior notice to the Working Capital Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Working Capital Loan Commitments of the Working Capital Banks; provided, however, that
(i)  each  partial reduction shall be in the aggregate amount  of not  less  than $5,000,000 or an integral multiple of  $1,000,000
(or  such  other lesser amount as may be necessary to  reduce  to zero the amount of the Working Capital Loan Commitments) in excess thereof; (ii) the reduction or termination of the Working Capital Loan Commitment pursuant hereto shall have no effect on the Revolving Credit Commitments of the Working Capital Banks or on the obligation of the Working Capital Banks to make Revolving Loans; and (iii) no such termination or reduction of the Working Capital Loan Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, (x) the aggregate Outstanding Revolving Extensions of Credit of any Bank would exceed such Bank's Revolving Credit Commitment or (y) the Working Capital Extensions of Credit of any Working Capital Bank then outstanding would exceed such Working Capital Bank's Working Capital Loan Commitment.

       4.4. Letters of Credit. Subject to the terms and conditions of this Agreement, the Revolving Credit Commitments of the Working Capital Banks may be utilized, upon the request of the Borrower, in addition to the Revolving Loans provided for by
Section 3.1 and the Working Capital Loans provided for by Section
4.1 hereof, by the issuance by an Issuing Bank of Letters of Credit (collectively, the "Letters of Credit") for the account of the Borrower or any of the Principal Subsidiaries (as specified by the Borrower), provided that in no event shall (i) the aggregate amount of the Working Capital Extensions of Credit exceed the aggregate amount of the Working Capital Loan Commitments as in effect from time to time, (ii) the principal amount of any Letter of Credit to be issued exceed the aggregate amount of the Available Revolving Credit Commitment of all Working Capital Banks immediately prior to the issuance of such Letter of Credit, (iii) any Letter of Credit be issued if, after giving effect thereto, the aggregate Outstanding Revolving Extensions of Credit of any Working Capital Bank at such time would exceed such Working Capital Bank's Revolving Credit Commitment, (iv) the outstanding aggregate amount of all Letter of Credit Liabilities exceed $15,000,000 or (v) the expiration date of any Letter of Credit extend beyond the earlier of six months after the Revolving Credit Commitment Termination Date and the date 12 months following the issuance of such Letter of
Credit (provided that if the expiration date of any Letter of Credit extends beyond the Revolving Credit Commitment Termination Date, the Borrower shall provide to the Working Capital Agent cash collateral as security for the Letter of Credit Liabilities in an amount of at least equal to the Letter of Credit Liabilities under such Letter of Credit). The following additional provisions shall apply to Letters of Credit:

           (a) The Borrower shall give the Working Capital Agent at least three Business Days' irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than 30 days preceding the Revolving Credit Commitment Termination Date) each Letter of Credit is to be issued, the Issuing Bank in respect thereof and the account party or parties therefor describing in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) and the nature of the transactions or obligations proposed to be supported thereby (including whether such Letter of Credit is to be a commercial Letter of Credit or a standby Letter of Credit). Upon receipt of any such notice, the Working Capital Agent shall advise the Issuing Bank of the contents thereof.

           (b) On each day during the period commencing with the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Working Capital Loan Commitment of each Working Capital Bank shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Working Capital Bank's Ratable Portion of the then undrawn face amount of such Letter of Credit. Each Working Capital Bank (other than the Issuing Bank) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Issuing Bank's liability under such Letter of Credit in an amount equal to such Working Capital Bank's Ratable Portion of such liability, and each Working Capital Bank (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, its Ratable Portion of the Issuing Bank's liability under such Letter of Credit.

          (c) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower (through the Working Capital Agent) of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand. Notwithstanding the identity of the account party of any Letter of Credit, the Borrower hereby unconditionally agrees, as primary obligor and not merely as surety, to pay and reimburse the Working Capital Agent for the account of the Issuing Bank for the amount of each demand for payment under such Letter of Credit that is in substantial compliance with the provisions of such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.

          (d) Forthwith upon its receipt of a notice referred to in paragraph (c) of this Section, the Borrower shall advise the Working Capital Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, submit a Notice of Borrowing as provided herein.

           (e)  Each Working Capital Bank (other than the Issuing
Bank) shall pay to the Working Capital Agent of the account for the Issuing Bank in Dollars and in immediately available funds, the amount of such Working Capital Bank's Ratable Portion of any payment under a Letter of Credit upon notice by the Issuing Bank (through the Working Capital Agent) to such Working Capital Bank requesting such payment and specifying such amount. Each such Working Capital Bank's obligation to make such payment to the Working Capital Agent for account of the Issuing Bank under this paragraph (e), and the Issuing Bank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of any other Working Capital Bank to make its payment under this paragraph (e), the financial condition of the Borrower (or any other account party), the existence of any Default or the termination of the Working Capital Loan Commitments. Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever. If any Working Capital Bank shall default in its obligation to make any such payment to the Working Capital Agent or the Issuing Bank, for so long as such default shall continue the Working Capital Agent may at the request of the Issuing Bank withhold from any payments received by the Working Capital Agent under this Agreement or any Note for the account of such Working Capital Bank the amount so in default and, to the extent so withheld, pay the same to the Issuing Bank in satisfaction of such defaulted obligation.

           (f) Upon the making of each payment by a Working Capital Bank to the Issuing Bank pursuant to paragraph (e) above in respect of any Letter of Credit, such Working Capital Bank shall, automatically and without any further action on the part of the Working Capital Agent, the Issuing Bank or such Working Capital Bank, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower hereunder and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation equal to such Bank's Ratable Portion in any interest or other amounts payable by the Borrower hereunder and under such Letter of Credit Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to the Issuing Bank pursuant to paragraph (g) of this Section). Upon receipt by the Issuing Bank from or for the account of the Borrower of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of setoff or application of proceeds of any collateral security), the Issuing Bank shall promptly pay to the Working Capital Agent for the account of each Working Capital Bank entitled thereto such Working Capital Bank's Ratable Portion of such payment, each such payment by the Issuing Bank to be made in the same money and funds in which received by the Issuing Bank. In the event any payment received by the Issuing Bank and so paid to the Working Capital Banks hereunder is rescinded or must otherwise be returned by the Issuing Bank, each Working Capital Bank shall, upon the request of the Issuing Bank (through the Working Capital Agent), repay to the Issuing Bank (through the Working Capital Agent) the amount of such payment paid to such Working Capital Bank, with interest at the rate specified in paragraph (j) of this Section.

           (g) The Borrower shall pay to the Working Capital Agent for account of each Working Capital Bank (ratably in accordance with their respective Ratable Portions of the Working Capital Loan Commitments) a Letter of Credit fee in respect of each Letter of Credit in an amount equal to a percentage (which shall be equal to the Applicable Margin in effect at that time) of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) in the case of the Letter of Credit that expires in accordance with its terms, to and including such expiration date and (y) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on the first Business Day of each calendar quarter and on the Revolving Credit Commitment Termination Date and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day). In addition, the Borrower shall pay to the Working Capital Agent for account of the Issuing Bank a fronting fee in respect of each Letter of Credit in an amount equal to 1/4 of 1% per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on the first Business Day of each calendar quarter and on the Revolving Credit Commitment Termination Date and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day) plus all commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Bank from time to time in like circumstances with respect to the issuance of each Letter of Credit and drawings and other transactions.

           (h) Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Working Capital Agent) to each Working Capital Bank and the Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at the end of such quarter. Upon the request of any Working Capital Bank from time to time, the Issuing Bank shall deliver any other information reasonably requested by such Working Capital Bank with respect to each Letter of Credit then outstanding.

          (i) The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth herein, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Issuing Bank consistent with its then current practices and procedures with respect to the Letters of Credit of the same type and (ii) the Borrower shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then current practices and procedures with respect to Letters of Credit of the same type, provided that in the event of any conflict between any such application agreement or other instrument and the provisions of this Agreement, the provisions of this Agreement shall control.

           (j) To the extent that any Working Capital Bank shall fail to pay any amount required to be paid pursuant to paragraph
(e) or (f) of this Section on the due date therefor, such Working Capital Bank shall pay interest to the Issuing Bank (through the Working Capital Agent) on such amount from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Rate.

            (k) The issuance by the Issuing Bank of any modification or supplement to any Letter of Credit hereunder shall be subject to the same conditions applicable under this Section to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (ii) each Working Capital Bank shall have consented thereto.

The Borrower hereby indemnifies and holds harmless the Issuing Bank, each Working Capital Bank and the Working Capital Agent from and against any and all claims and damages, losses, liabilities, costs or expenses that such Working Capital Bank or the Working Capital Agent may incur (or that may be claimed against such Working Capital Bank or the Working Capital Agent by any Person whatsoever) by reason of or in connection with the execution and deliver or transfer of or payment or refusal to pay by the Issuing Bank under any Letter of Credit.

      4.5. Obligations Absolute. The Borrower's obligations under Section 4.4 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 4.4 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit issued by the Issuing Lender or the relate drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.


                           ARTICLE V

                      INTEREST, FEES, ETC.

      5.1. Interest Period Election. (a) Subject to the adjustment of any Interest Periods in connection with a Consolidation, the applicable Interest Period for all Term Loans shall at all times be six months. With respect to any other Eurodollar Loans, after the election of an initial Interest Period pursuant to a Notice of Borrowing, the Borrower shall elect the Interest Period that shall apply to each such Eurodollar Loan after the end of the then current Interest Period with respect to such Loan; provided that all Loans related to the same Borrowing shall have the same Interest Period. Each such election shall be in substantially the form of Exhibit I hereto (a "Notice of Interest Period") and shall be made by giving (x) in the case of Revolving Loans, the Agent and (y) in the case of Eurodollar Working Capital Loans, the Working Capital Agent, at least five (5) Business Days' prior written notice thereof specifying the Interest Period being elected. The Agent or the Working Capital Agent, as the case may be, shall promptly notify each Bank or Working Capital Bank, as the case may be, of its receipt of a Notice of Interest Period and of the contents thereof. If, within the time period required under the terms of this Section 5.1, the Agent or the Working Capital Agent, as the case may be, does not receive a Notice of Interest Period from the Borrower, or a Default shall then exist and be continuing, then the Agent or the Working Capital Agent, as the case may be, shall inform the Banks or the Working Capital Banks, as the case may be, of the same and, upon the expiration of the Interest Period therefor, the Interest Period applicable to such Loans thereafter shall be (x) one month, in the case of the Borrower's failure to deliver a Notice of Interest Period, and (y), of such duration as the Agent or the Working Capital Agent, as the case may be, may determine, in the event a Default shall then exist and be continuing, until such time as (i) in the case of the foregoing clause (x), the Borrower delivers a Notice of Interest Period in accordance with the terms of this Agreement electing a different Interest Period or (ii) such Loans become due and payable (as the case may be). Each Notice of Interest Period shall be irrevocable.

      (b) Notwithstanding anything else herein contained, if requested by the Borrower in its Notice of Borrowing or in its Notice of Interest Period, the Banks or the Working Capital
Banks, as the case may be, may, in their sole discretion, make Revolving Loans or Eurodollar Working Capital Loans with an applicable Interest Period of 12 months; provided that no such request shall be granted unless all of the Banks or the Working Capital Banks, as the case may be, so agree.

      5.2. Interest Rate. (a) The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of the making thereof until the principal amount thereof shall be paid in full at a rate per annum equal at all times to (i) in respect of Eurodollar Loans, and during the applicable Interest Period for each such Loan, the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin (subject to clause (b) below), payable in arrears (A) on the last day of such Interest Period or (B) in the case of an Interest Period having a duration of 12 months, (x) on the day that is 6 months after the day such Borrowing is made and (y) on the last day of such Interest Period and (ii) in respect of Alternate Base Rate Working Capital Loans, the Alternate Base Rate as in effect from time to time plus the Applicable Margin (subject to clause (b) below) payable quarterly in arrears on the first Business Day of each October, January, April and July.

     (b) Default Rate of Interest. If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, the interest rate applicable to any such amount shall be (i) the Eurodollar Rate or Alternate Base Rate, as the case may be, applicable to such Loan (as determined in accordance with this Agreement) plus (ii) the Applicable Margin plus (iii) 1% per annum, payable on demand, and if any interest, fee or other amount payable hereunder is not paid when due, such amount shall bear interest at a rate per annum equal at all times in the case of any interest, fee or other amount payable in respect of (A) Eurodollar Loans, to the Eurodollar Rate in effect at such time, for a period and for a Dollar amount determined by the Agent or the Working Capital Agent, as the case may be, plus 2% per annum, payable on demand, and (B) Alternate Base Rate Working Capital Loans, the Alternate Base Rate in effect at such time plus 2% per annum, payable on demand.

      5.3. Interest Rate Determination and Protection. (a) If the Agent shall on behalf of the Banks determine in good faith (which determination shall be conclusive and binding on the Borrower and the Banks) that, by reason of circumstances affecting the international interbank Eurocurrency market generally, adequate and reasonable means do not or will not exist for ascertaining the Eurodollar Rate applicable to any Interest Period, the Agent shall give notice of such determination (hereinafter called a "Determination Notice") to the Borrower and each of the Banks. The Borrower, the Banks and the Agent shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate (or separate rates in respect of the Loans of the several Banks) and Interest Period (or Periods) to be substituted for those which would otherwise have applied under this Agreement. If the Borrower, the Banks and the Agent are unable to agree upon an interest rate (or rates) and Interest Period (or Periods) within a period not exceeding thirty days of the giving of such Determination Notice, then the Borrower shall have the right to prepay any such Loans (without premium or penalty) and with respect to any such Loans that are not so prepaid, the Agent shall (after consultation with the Banks) set an interest rate (or separate rates in respect of the Loans of the several Banks) and an Interest Period (or Periods) all to take effect from the expiration of the Interest Period current at the date of the Determination Notice, which rate (or rates) shall be the aggregate of the Applicable Margin and the cost to each of the Banks of funding their Ratable Portion of the Loans. In the event that the condition referred to in this Section 5.3(a) shall extend beyond the end of an Interest Period so agreed or set, the foregoing procedure shall be repeated as often as may be necessary.

      (b) The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent for purposes of Section 5.2(a) or (b).

      (c)     If  the  Majority Banks notify the Agent  that  the
Eurodollar Rate for any Interest Period will not adequately reflect the cost to such Banks of making or maintaining their respective Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks stating the circumstances which have caused such notice to be given, and if such notice shall be given prior to the Loan or Loans being advanced by the Banks, the Borrower's right to borrow the Loans hereunder from the Banks shall be suspended during the continuation of such circumstances. In any event, during the thirty (30) days following the giving of such notice, the Borrower, the Agent and the Banks shall negotiate in good faith in order to arrive at an alternative interest rate or (as the case may be) an alternative basis for the Banks to fund or continue to fund their Ratable Portion of such Loans during such Interest Period. If within such thirty (30) day period an alternative interest rate or (as the case may be) an alternative basis is agreed upon, then such alternative interest rate or (as the case may be) alternative basis shall take effect in accordance with the terms of such agreement. If the Borrower, the Agent and the Banks fail to agree on such an alternative interest rate or (as the case may be) alternative basis within such thirty (30) day period and such circumstances are continuing at the end of such thirty (30) day period, then the Agent, with the agreement of each Bank shall set an interest period and interest rate representing the cost of funding of the Banks in Dollars of their Ratable Portion of such Loans plus the Applicable Margin. If the circumstance shall continue at the end of such interest period, the procedure in this Section 5.3(c) shall be repeated. If the Borrower shall not agree with such rate then the Borrower may give not less than fifteen (15) Business Days' irrevocable notice of prepayment to the Agent, in which case the aggregate Commitments of the Banks shall thereupon be canceled and, if the Loans are outstanding, the Borrower shall prepay (without premium or penalty) Loans on the first Business Day after such period together with accrued interest thereon at the applicable rate plus the Applicable Margin.

     5.4.   Prepayments.  (a)  Optional Prepayments.

         (i) Eurodollar Loans.  Subject to the provisions of this
Section 5.4, the Borrower may prepay Eurodollar Loans on the last day of any Interest Period with respect to such Loans (or, with respect to a Loan as to which the applicable Interest Period is 12 months, on any day on which an interest payment is due pursuant to Section 5.2(a); provided that if such day is not the last day of the Interest Period in respect of such Loan, the Borrower shall continue to be liable for any costs or expenses pursuant to Section 12.4(c)) as follows:

                (A) Subject to clause (B) below, the Borrower may, upon at least (1) fifteen Business Days' prior notice to the Agent, in the case of a prepayment of Term Loans or Revolving Loans, and (2) three Business Days' prior notice to the Working Capital Agent, in the case of a prepayment of Eurodollar Working Capital Loans, in each case (which shall be irrevocable) stating the proposed date and aggregate principal amount of the prepayment, prepay without premium or penalty the outstanding principal amount of any Term Loans or Revolving Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid.

                (B)   The  Borrower  may,  upon  at  least  three
     Business Days' prior notice to the Working Capital Agent (which shall be irrevocable) stating the proposed date and aggregate principal amount of the prepayment, prepay without premium or penalty the outstanding principal amount of any Eurodollar Working Capital Loans in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid.

                 (C) Notwithstanding the foregoing, if any principal amount of any Term Loan is prepaid by the Borrower during the period from the Agreement Date through the second anniversary thereof, then such prepayment of the Term Loans made during such period shall be subject to a fee of 1/4 of 1% on the amount being prepaid.

                (D) Term Loans prepaid pursuant to this Agreement may not be reborrowed.

         (ii) Allocation of Prepayments. Prepayments of any type of Loan made at the Borrower's option may be allocated (A) towards payment of the next payment due, (B) pro-rata among all remaining maturities or (C) towards the final payment due, in any case with respect to such Loans at the option of the Borrower.

      (b) Mandatory Prepayment. The Borrower shall prepay Term Loans, Revolving Loans, Working Capital Loans and/or Letter of Credit Liabilities to the extent necessary to ensure that the aggregate principal amount of all (i) Term Loans outstanding will not at any time exceed the aggregate of the Term Loan Commitments of the Banks, (ii) Revolving Loans, Working Capital Loans and Letter of Credit Liabilities outstanding will not at any time exceed the Revolving Credit Commitments of the Banks and (iii) Working Capital Loans and Letter of Credit Liabilities outstanding will not at any time exceed the Working Capital Loan Commitments of the Working Capital Banks. Partial prepayments pursuant to this subsection (b) shall be applied pro rata to all Term Loans, Revolving Loans, Working Capital Loans or Letter of Credit Liabilities, as the case may be, then outstanding.

       (c) Indemnification of Banks. The Borrower shall indemnify the Banks pursuant to Section 12.4(c) in the event that any prepayment shall be made on a day other than the last day of an Interest Period for the Loan or Loans being prepaid. In addition to any amounts due by the Borrower to the Banks pursuant to Section 12.4(c), the Borrower shall pay to the Agent and/or the Working Capital Agent, as the case may be, for the account of the Banks or the Working Capital Banks, as the case may be, an additional fee of 1/4% per annum on the amount so prepaid for the remainder of the Interest Period.

      (d) Amount and Allocation of Prepayment. (i) Each partial prepayment of Term Loans and Revolving Loans permitted under this Section 5.4 shall be in an aggregate amount of not less than $10,000,000 or integral multiples of $5,000,000 in excess thereof. (ii) Each partial prepayment of Working Capital Loans permitted under this Section 5.4 shall be in an aggregate amount of not less than $5,000,0000 or integral multiples of $1,000,000 in excess thereof.

       5.5. Fees. (a) Commitment Fees. (i) Term Loan Commitment. The Borrower will pay on the Term Loan Commitment Termination Date to the Agent for the account of each Bank in arrears a fee accruing from the Agreement Date until the Term Loan Commitment Termination Date, on such Bank's aggregate daily unused and uncancelled Term Loan Commitment as in effect from time to time at the rate of 1/8% per annum.

           (ii) Revolving Credit Commitment. The Borrower will pay to the Agent for the account of each Bank quarterly in arrears a fee accruing from the Agreement Date until the Revolving Credit Commitment Termination Date on such Bank's aggregate daily unused and uncancelled Revolving Credit Commitment, as in effect from time to time, at the rate of 50% of the Applicable Margin for each such quarter (such rate to be re-determined on the occasion of each change in the Applicable Margin).

      (b)        Arrangement Fee.  The Borrower will pay  to  the
Arranger a fee (the "Arrangement Fee"), in an amount separately agreed. Such fee shall be payable with five (5) Business Days of the Agreement Date.

     (c) Agency Fee. The Borrower will pay to the Agent an annual fee (the "Agency Fee") in an amount separately agreed. Such fee shall be paid (i) within seven days of the Agreement Date, (ii) each year thereafter on the anniversary of the Agreement Date, and (iii) on termination of this Agreement in an amount equal to the accrued and unpaid portion of such fee.

     (d) Working Capital Agency Fee. The Borrower will pay to the Working Capital Agent, for its own account, an annual fee (the "Working Capital Agency Fee") in accordance with a separate undertaking between the Working Capital Agent and the Borrower. such fee shall be paid (i) within seven days of the Agreement Date, (ii) each year thereafter on the anniversary of the Agreement Date, and (iii) on termination of this Agreement in an amount equal to the accrued and unpaid portion of such fee.

      5.6. Increased Costs. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Reserve Requirement) in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost (other than with respect to income, franchise or withholding taxes or other taxes of a similar nature) to any Bank of agreeing to make or making, funding or maintaining any Loans, then (A) such Bank shall, as soon as such Bank becomes aware of such increased cost, but in any event not later than 90 days after such increased cost was incurred, deliver to the Borrower and the Agent a notice stating the actual amount of such increased cost incurred by such Bank; (B) the Borrower shall, promptly upon its receipt of such notice pay to the Agent, for the account of such Bank amounts sufficient to compensate such Bank for the increased cost incurred by it as set forth in the notice referred to above and (C) such Bank shall use its reasonable best efforts to designate another of its then existing offices as its Lending Office if the making of such designation would, without any detrimental effect to such Bank, as determined by such Bank in its sole discretion, avoid the need for, or reduce the amount of, future increased costs which are probable of being incurred by such Bank. The amount of increased costs payable by the Borrower to any Bank as stated in any such notice delivered to the Borrower and the Agent pursuant to the provisions of this Section 5.6(a) shall be conclusive and binding for all purposes, absent manifest error.

      (b) If any Bank shall be required under Regulation D to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, then (i) such Bank shall, within 45 days after the end of any Interest Period with respect to any Loan during which such Bank was so required to maintain such reserves, deliver to the Borrower and the Agent a notice stating (A) that such Bank was required to maintain reserves and as a result such Bank incurred additional costs in connection with making Loans and (B) in reasonable detail, such Bank's computations of the amount of additional interest payable by the Borrower pursuant to the provisions of this Section 5.6(b), and (ii) the Borrower shall promptly upon receipt of any such notice, pay to the Agent for the account of such Bank, additional interest on the unpaid principal amount of each Loan of such Bank outstanding during the Interest Period with respect to which the above-referenced notice was delivered to the Borrower, at a rate per annum equal to the difference obtained by subtracting (x) the Eurodollar Rate for such Interest Period from (y) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Requirement of such Bank for such Interest Period. The amount of interest payable by the Borrower to any Bank as stated in any certificate delivered to the Borrower and the Agent pursuant to the provisions of this Section 5.6(b) shall be conclusive and binding for all purposes, absent manifest error.

      (c)        The payments required under Sections 5.6(a)  and
(b) are in addition to any other payments and indemnities required under this Agreement.

      5.7. Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Bank or its Lending Office to make Loans or to continue to fund or maintain Loans, then, on notice thereof and demand therefor by such Bank to the Borrower through the Agent, (i) the obligation of such Bank to make Loans shall be suspended until such Bank through the Agent shall notify the Borrower that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay (without premium or penalty) in full all Loans of such Bank then outstanding, together with interest accrued thereon; provided, however, that before making any such demand, each Bank agrees to use its reasonable best efforts to designate another of its then existing offices as its Lending Office if the making of such a designation would, without any detrimental effect to such Bank, cause the making of Loans to not be subject to this Section 5.7.

     5.8. Capital Adequacy. If any Bank shall, at any time, reasonably determine that (a) the adoption (i) after the date of this Agreement, of any capital adequacy guidelines or (ii) at any time, of any other applicable law, government rule, regulation or order regarding capital adequacy of banks or bank holding companies, (b) any change in (i) any of the foregoing or (ii) the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency or (c) compliance with any policy, guideline, directive or request regarding capital adequacy (whether or not having the force of law  and  whether  or  not failure to comply therewith  would  be unlawful) of any Governmental Authority, central bank or comparable agency, would have the effect of reducing the rate of return on the capital of such Bank to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Bank with respect to capital adequacy in effect immediately before such adoption, change or compliance) and (x) such reduction is as a consequence of the Commitment of, or the making of any Loans by, such Bank hereunder and (y) such reduction is reasonably deemed by such Bank to be material, then (1) such Bank shall deliver to the Borrower and the Agent a notice stating the reduction in the rate of return such Bank will in the future suffer as a result of its Commitment or the making of any Loans by it to the Borrower hereunder and (2) the Borrower shall, promptly upon receipt of such notice pay to the Agent for the account of such Bank from time to time as specified by such Bank such amount as shall be sufficient to compensate such Bank for such reduced return. The amount stated in any notice delivered to the Borrower pursuant to the provisions of this Section 5.8 shall be conclusive and binding for all purposes, absent manifest error. In determining any such amount, such Bank may use reasonable averaging and attribution methods. The payments required under this Section 5.8 are in addition to any other payments and indemnities required hereunder.

     5.9. Payments and Computations. (a) The Borrower shall make each payment payable by it hereunder not later than 11:00 A.M. (New York City time) on the day when due, in Dollars, to (i) in respect of Term Loans, Revolving Loans and Letter of Credit Liabilities, the Agent at its address referred to in Section 12.2 and (ii) in respect of Working Capital Loans, the Working Capital Agent, at its address referred to in Section 12.2, in each case in immediately available funds without set-off or counterclaim. The Agent or the Working Capital Agent, as the case may be, will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 5.6, 5.7 or 5.8) to the Banks or Working Capital Banks, as the case may be, for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Payment received by the Agent or Working Capital Agent, as the case may be, after 11:00 A.M. (New York City time) shall be deemed to be received on the next Business Day.

      (b)  No Reductions.  (i) Subject to Section 5.9(b)(ii)  and
(iii), payments due to the Agent, the Working Capital Agent, the Documentation Agent, the Arranger or any Bank under the Loan Documents, and all other terms, conditions, covenants and agreements to be observed and performed by the Borrower thereunder, shall be made, observed or performed by the Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or Tax.

     (ii)(x) If any withholding or deduction from any payment to be made by the Borrower hereunder is required for any Taxes under any applicable law, rule or regulation, then the Borrower will

         (A) pay directly to the relevant taxing authority the full amount required to be so withheld or deducted;

         (B) promptly forward to the Agent or Working Capital Agent, as the case may be, an official receipt or other documentation satisfactory to the Agent or Working Capital Agent, as the case may be, evidencing such payment to such authority; and

         (C) pay to the Agent or Working Capital Agent, as the case may be, for the account of the Banks or Working Capital Banks, as the case may be, such additional amount or amounts necessary to ensure that the net amount actually received by each Bank will equal the full amount such Bank would have received had no such withholding or deduction been required.

      In addition, to the extent permitted by applicable law, the Borrower agrees to pay any present or future stamp or documentary taxes, excise or property taxes, or any other charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

     Each Bank shall use its reasonable best efforts to designate another of its then existing offices as its Lending Office if the making of such designation would, without any detrimental effect to such Bank (as determined by the Bank in its sole discretion), avoid the need for, or reduce the amount of, such withholding or deduction from any payment to be made to such Bank by the Borrower hereunder required for any Taxes.

      The Borrower will indemnify each Bank, the Agent and the Working Capital Agent for the full amount of Taxes or Other Taxes paid by such Bank, the Agent or Working Capital Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Bank, the Agent or the Working Capital Agent (as the case may be) makes written demand therefor.

      If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent or the Working Capital Agent, for the account of the respective Banks, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent, the Working Capital Agent and the Banks for any incremental Taxes or Other Taxes, penalties, interest or expenses that may become payable by the Agent, the Working Capital Agent or any Bank as a result of any such failure.

      (y) Notwithstanding subsection (x), the Borrower shall not be required to indemnify or pay additional amounts for or on account of:

      (A) Taxes imposed on or measured by the net income of the Agent, the Working Capital Agent or any Bank or franchise Taxes imposed on the Agent, the Working Capital Agent or any
Bank, but in each case only to the extent imposed by the jurisdiction under the laws of which the Agent, the Working Capital Agent or such Bank is organized or doing business (other than as a result of the transactions contemplated by the Loan Documents or the Agent's, the Working Capital Agent's or any Bank's enforcement of its rights under any Loan Document) or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which the Agent's, the Working Capital Agent's or such Bank's lending office or principal executive office is located or any political subdivision or taxing authority thereof or therein (except, in each case, to the extent required by the following paragraph to make payments on a net after-tax-basis), or

      (B)        any Tax or Other Tax imposed by reason of either
(i) the failure of the certification made by a Bank on any form provided pursuant to Section 5.9(b)(iii) to be accurate and true in all material respects unless any such failure is attributable solely to a Change in Tax Law that occurs on or after the date on which such form is provided by such Bank, or (ii) the failure by a Bank to deliver to the Borrower and the Agent two duly completed and executed copies of IRS Form 1001 or 4224 (or successor applicable forms) in accordance with the second sentence of Section 5.9(b)(iii), certifying that such Bank is entitled to receive payments under this Agreement and the Loans without deduction or withholding of any United States federal income taxes, provided that this clause (B)(ii) will not apply if such failure is attributable solely to a Change in Tax Law that occurs on or after the date hereof.

      All amounts payable as additional amounts or indemnities pursuant to this Section 5.9(b) shall include an amount necessary to hold the Agent, the Working Capital Agent or the relevant Bank harmless on a net after-tax-basis from and against all Taxes required to be paid with respect to or as a result of the payment of such additional amount or indemnity (including, without limitation, Taxes described in clause (A) of the preceding paragraph.)

     (iii) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees that it will, on or before the date that the Bank executes this Agreement (or, in the case of a Bank that becomes a Bank pursuant to an assignment described in Section 12.7, on or before the date that the Agent records the Notice of the Assignment and Acceptance by which it becomes a Bank), deliver to the Borrower and the Agent two duly completed and executed copies of IRS Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments payable to it under this Agreement and the Loans without deduction or withholding of any United States federal income taxes. Each Bank that undertakes to deliver to the Borrower and the Agent an IRS Form 1001 or 4224 under the preceding sentence further undertakes to deliver to the Agent and the Borrower two additional duly completed and executed copies of Form 1001 or 4224 (or successor applicable forms) on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Agent, and such extensions or renewals thereof as may reasonably be required by the Borrower, certifying, in the case of a Form 1001 or 4224, that such Bank is entitled to receive payments under this Agreement and the Loans without deduction or withholding of any United States federal income taxes, unless, in any such case, an event (including, without limitation, any Change in Tax Law) has occurred before the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which causes such Bank to be no longer eligible to complete and deliver any such form with respect to it, in which case the Bank shall either (1) furnish to the Borrower such forms or other certification as the Bank (in its sole opinion) is legally entitled to furnish evidencing the Bank's eligibility for a complete exemption from or a reduced rate of withholding of United States federal income taxes, or (2) notify the Borrower that the Bank is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (c) Computations of the Commitment Fee. All computations of the Commitment Fee and all computations of interest based on the Eurodollar Rate shall be made by the Agent or the Working Capital Agent (as the case may be) on the basis of a year of 360 days, and all computations of other fees shall be made by the Agent or the Working Capital Agent (as the case may be) on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. All computations of the Commitment Fee in respect of any type of Loan shall be based on the aggregate daily unused Term Loan Commitment or Revolving Credit Commitment (as the case may be) of each Bank. Each determination by the Agent or Working Capital Agent (as the case may be) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

      (d) Payment Due on Other Than Business Day. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

      (e) Notice of Non-Payment; Presumption of Payment. Unless the Agent or Working Capital Agent (as the case may be) shall have received notice from the Borrower prior to the date on which any payment is due to the Banks or the Working Capital Banks hereunder that the Borrower will not make such payment in full, the Agent or Working Capital Agent (as the case may be) may assume that the Borrower has made such payment in full to the Agent or Working Capital Agent (as the case may be) on such date and the Agent or Working Capital Agent (as the case may be) may, in reliance upon such assumption, cause to be distributed to each Bank or Working Capital Bank (as the case may be) on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment in full to the Agent or Working Capital Agent (as the case may be), each Bank or Working Capital Bank (as the case may be) shall repay to the Agent or Working Capital Agent (as the case may be) forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent or Working Capital Agent (as the case may be), at the Federal Funds Rate.

     5.10. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans of a certain type (i.e. Term Loans, Revolving Loans or Working Capital Loans) made by it (other than pursuant to Section 5.6, 5.7, 5.8 or 5.9) in excess of its Ratable Portion of payments on account of the Loans of the same type obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participation in the Loans of such type made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to
(ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 5.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

                           ARTICLE VI

                     CONDITIONS OF LENDING

     6.1. Conditions Precedent to the Making of the Initial Loans and/or Initial Issuance of Letters of Credit. The making of the initial Loans hereunder is subject to satisfaction of the conditions precedent that:

     (a) the Agent shall have received the following, in form and substance satisfactory to the Agent, and in sufficient copies for each Bank:

           (i) Certified copies of (A) the resolutions of the Board of Directors of each Loan Party approving each Loan Document to which it is a party, and (B) all documents evidencing any other necessary corporate action and required governmental and any third party approvals, licenses and consents with respect to each Loan Document to which it is a party.

           (ii) A copy of the certificate of incorporation of each Loan Party certified as of a recent date by the Secretary of State of such Person's jurisdiction of incorporation (or by an official of equivalent standing in the case of a Loan Party incorporated outside the U.S.), together with certificates of such official attesting to the good standing of such Person, and a copy of the By-Laws of each such Person certified by its Secretary or one of its Assistant Secretaries.

           (iii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of its officers who have been authorized to execute and deliver each Loan Document to which it is a party and each other document and certificate to be executed or delivered hereunder on behalf of such Person.

           (iv) A favorable opinion of (A) Kirkland & Ellis, special New York counsel to the Loan Parties, in substantially the form of Exhibit J-1 hereto, (B) Robert Wrobel, Vice President and Chief Legal Officer to the Loan Parties, in substantially the form of Exhibit J-2 hereto,
     (C) Watson, Farley & Williams, special New York counsel to the Agent, in substantially the form of Exhibit J-3 hereto,
     (D) Wikborg & Rein, special Norwegian counsel to the Agent, in substantially the form of Exhibit J-4 hereto, (E) Gorrissen & Federspiel, special Danish counsel to the Agent, in substantially the form of Exhibit J-5 hereto, (F) Bird & Bird, special English counsel to the Borrower in substantially the form of Exhibit J-7, and (G) McCarter & English, special New Jersey counsel to the Borrower, in substantially the form of Exhibit J-6.

           (v) the Notes, duly executed on behalf of the Borrower.

          (vi)   a duly executed Parent Guaranty.

          (vii) A Subsidiary Guaranty duly executed on behalf of each of the Subsidiary Guarantors.

           (viii) A duly executed Pledge Agreement in respect of each Pledge Subsidiary (other than Dumex - Alpharma A/S a Danish company), each of which shall be substantially in the form of the pertinent exhibit attached hereto and duly executed by the Shareholders of each such Pledge Subsidiary.

          (ix) The Intercreditor Agreement, duly executed and delivered by the Other Banks and the Credit Agreement
     Parties (as defined in the Intercreditor Agreement) and all parties thereto.

          (b) On the date of such Loans, all Indebtedness (other than Permitted Indebtedness) of the Parent Guarantor and its Subsidiaries (including the Borrower) shall have been (or shall simultaneously be) repaid and all commitments thereunder canceled (including, without limitation, all Indebtedness under the Summit Bank Facility, the Vanomycin Facility and the Prior UBN Facility).

      6.2. Conditions Precedent to the Making of Each Loan and Issuance of Each Letter of Credit. The obligation of each Bank to make any Loan, including the initial Loans, and to issue any Letters of Credit, including the initial Letter of Credit, shall be subject to the further conditions precedent that the following statements shall be true on the date of the making of such Loan or issuance of such Letter of Credit, before and after giving effect thereto and to the application of the proceeds therefrom (and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on the date of such Loan such statements are true):

          (i)   The  representations and warranties contained  in
     Article VII hereof and in Section 5 of the Parent Guaranty (other than those stated to be made as of a particular date) are true and correct in all material respects on and as of such date as though made on and as of such date.

          (ii) No event has occurred and is continuing, or would result from the Loans being made on such date, which constitutes a Default or an Event of Default.


                          ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES

      To induce the Agent, the Working Capital Agent and Banks to enter into this Agreement, the Borrower represents and warrants to the Agent, the Working Capital Agent and the Banks as follows:

       7.1. Corporate Existence. The Borrower, its Subsidiaries and each other Loan Party (i) is a corporation duly incorporated, validly existing and in good standing (in jurisdictions where good standing is an applicable concept) and all fees and taxes due or owing to any Governmental Authority have been paid) under the laws of the jurisdiction of its incorporation; (ii) is duly qualified and in good standing (in jurisdictions where due qualification and good standing are applicable concepts) as a foreign corporation under the laws of each other jurisdiction in which the failure so to qualify would have a Material Adverse Effect; (iii) has all requisite corporate power and authority to conduct its business as now being conducted and as proposed to be conducted; (iv) is in compliance with its articles or certificate of incorporation and by-laws.

       7.2.        Corporate  Power;  Authorization;  Enforceable
Obligations. (a) The execution, delivery and performance by the Borrower and each other Loan Party of this Agreement or any other
Loan Document to which it is a party:

              (i) are within its corporate powers;

           (ii) have been duly authorized by all necessary corporate action;

           (iii) do not (A) contravene its certificate of incorporation or by-laws, (B) violate any law or regulation (including, without limitation, Regulations T, U or X ), or any order or decree of any court or governmental instrumentality, except those as to which the failure to comply would not have a Material Adverse Effect, (C) conflict with or result in the breach of, or constitute a default under, any instrument, document or agreement binding upon and material to the Borrower or such Loan Party, or (D) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Property of the Borrower, any of its Subsidiaries or any other Loan Party; and

          (iv) do not and will not require any consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other consent or approval, including any consent or approval of any Subsidiary of the Borrower or any consent or approval of the stockholders of the Borrower or any Subsidiary of the Borrower, other than (A) consents, authorizations and approvals that have been obtained, are final and not subject to review on appeal or to collateral attack, and are in full force and effect and, in the case of any such required under Applicable Law as in effect on the Agreement Date, are listed on Schedule 7.2(a)(iv), (B) notices, filings or registrations that have been given or effected, and (C) the filing of copies of Loan Documents with the Securities and Exchange Commission as exhibits to its public filings.

      (b) This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party hereto or thereto, and is the legal, valid and binding obligation of each such Person, enforceable against it in accordance with its terms, except where such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally or equitable principles relating to enforceability.

     7.3. Taxes. All federal, and all material state, local and foreign tax returns, reports and statements required to be filed by the Borrower or any of its Subsidiaries have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed. All consolidated, combined or unitary returns which include the Borrower or any of its Subsidiaries have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed except where such filing is being contested or may be contested. All federal, and all material state, local and foreign taxes, charges and other impositions of the Borrower, its Subsidiaries or any consolidated, combined or unitary group which includes the Borrower or any of its Subsidiaries which are due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Subsidiary in accordance with GAAP. Proper and accurate amounts have been withheld by or on behalf of the Borrower and each of its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies, in all material respects. Neither the Borrower nor any of its Tax Affiliates has agreed or has been requested to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise relating to the Borrower or any of its Subsidiaries which will affect a taxable year of the Borrower or a Tax Affiliate ending after December 31, 1993, which has not been reflected in the financial statements delivered pursuant to
Section 8.8 and which would have a Material Adverse Effect. The Borrower has no obligation to any Person other than the Parent Guarantor and Subsidiaries of the Parent Guarantor under any tax sharing agreement or other tax sharing arrangement.

      7.4. Financial Information. (a) The reports of the Parent Guarantor on Form 10-K for the Fiscal Year ended December 31, 1997 and on Form 10-Q for the Fiscal Quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, which have been furnished to the Agent and each Bank, are respectively, complete and correct in all material respects as of such respective dates, and the financial statements therein have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of the Parent Guarantor and its consolidated Subsidiaries as of such respective dates (subject, in the case of such reports on Form 10-Q, to changes resulting from normal year-end adjustments).

      (b)  Since  December 31, 1997 there has  been  no  Material
Adverse Change or Material Credit Agreement Change.

      (c) None of the Parent Guarantor or any Subsidiary of the Parent Guarantor had at September 30, 1998 any obligation, contingent liability, or liability for taxes or long-term leases material to the Parent Guarantor and its Subsidiaries taken as a whole which is not reflected in the balance sheets referred to in subsection (a) above or in the notes thereto.

      7.5. Litigation. There are no pending, or to the best knowledge of the Borrower threatened, actions, investigations or proceedings against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator in which, individually or in the aggregate, there is a reasonable probability of an adverse decision that could have a Material Adverse Effect or result in a Material Credit Agreement Change.

      7.6. Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowing will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

     7.7. ERISA. (a) No liability under Sections 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Borrower to be incurred by the Borrower or any ERISA Affiliate with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

      (b) No Plan which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither the Borrower nor any ERISA Affiliate is (A) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, or (B) subject to a Lien in favor of such a Plan under Section 302(f) of ERISA.

      (c) Each Plan of the Borrower, each of its Subsidiaries and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

      (d) Neither the Borrower nor any of its Subsidiaries has incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

      (e) None of the Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in Withdrawal Liability to the Borrower, any of its Subsidiaries or any ERISA Affiliate in an amount that could reasonably be expected to have a Material Adverse Effect.

      7.8. No Defaults. Neither the Borrower nor any of its Subsidiaries is in breach of or default under or with respect to any instrument, document or agreement binding upon the Borrower or such Subsidiary which breach or default is reasonably probable to have a Material Adverse Effect or result in the creation of a Lien on any Property of the Borrower or its Subsidiaries.

      7.9. Investment Company Act. The Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans by the Banks, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by this Agreement will not violate any provision of such act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

      7.10. Insurance. All policies of insurance of any kind or nature owned by the Borrower and its Subsidiaries are maintained with reputable insurers which to the Borrower's best knowledge are financially sound. The Borrower currently maintains insurance with respect to its Properties and business and causes its Subsidiaries to maintain insurance with respect to their respective Properties and business against loss or damage of the kinds customarily insured against by corporations engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations including, without limitation, worker's compensation insurance.

      7.11. Environmental Protection. (a) There are no known conditions or circumstances known to the Borrower associated with the currently or previously owned or leased properties or operations of the Borrower or its Subsidiaries or tenants which may give rise to any Environmental Liabilities and Costs which would have a Material Adverse Effect; and

      (b) No Environmental Lien has attached to any Property of the Borrower or any of its Subsidiaries which would have a Material Adverse Effect.

      7.12. Regulatory Matters. Except as disclosed in the Parent Guarantor's Form 10-K for the fiscal year ending December 31, 1997 or its Report on Form 10-Q for the fiscal quarter ending September 30, 1998, the Borrower and its Subsidiaries are to the best of their knowledge in compliance with all rules, regulations and other requirements of the Food and Drug Administration ("FDA") and other regulatory authorities of jurisdictions in which the Borrower or any of its Subsidiaries do business or operate manufacturing facilities, including without limitation those relating to compliance by the Borrower's or any such Subsidiary's manufacturing facilities with "Current Good Manufacturing Practices" as interpreted by the FDA, except to the extent any such noncompliance would not have a Material Adverse Effect. Except as so disclosed, neither the FDA nor any other such regulatory authority has requested (or, to the Borrower's knowledge, are considering requesting) any product recalls or other enforcement actions that (a) if not complied with would result in a Material Adverse Effect and (b) with which the Borrower has not complied within the time period allowed.

      7.13. Title and Liens. Each of the Borrower and its Subsidiaries has good and marketable title to its real properties and owns or leases all its other material Properties, in each case, as shown on its most recent quarterly balance sheet, and none of such Properties is subject to any Lien except for Permitted Liens.

     7.14. Compliance with Law. Each of the Borrower and its Subsidiaries is in compliance with all Applicable Law, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect on the business or financial condition of the Borrower and its Subsidiaries taken as a whole, or the Borrower's ability to perform its obligations under the Loan Documents.

      7.15. Trademarks, Copyrights, Etc. The Borrower and each of its Subsidiaries own or have the rights to use such trademarks, service marks, trade names, copyrights, licenses or rights in any thereof, as in the aggregate are adequate in the reasonable judgment of the Borrower for the conduct of the business of the Borrower and its Subsidiaries as now conducted.

      7.16. Disclosure. All written information relating to the Borrower, the Parent Guarantor and any of their respective Subsidiaries which has been delivered by or on behalf of the Borrower to the Agent, the Working Capital Agent or the Banks in connection with the Loan Documents and all financial and other information furnished to the Agent or the Working Capital Agent is true and correct in all material respects and contains no misstatement of a fact of a material nature. Any financial projections and other information regarding anticipated future plans or developments contained therein was based upon the Borrower's best good faith estimates and assumptions at the time they were prepared.

     7.17.     [Intentionally omitted.]

      7.18. Subsidiaries. (a) Schedule 5(k) to the Parent Guaranty sets forth all of the Subsidiaries, their jurisdictions of incorporation and the percentages of the various classes of their capital stock owned by the Parent Guarantor or another Subsidiary of the Parent Guarantor, (b) the Parent Guarantor or another Subsidiary, as the case may be, has the unrestricted right to vote, and (subject to limitations imposed by Applicable Law or the Loan Documents) to receive dividends and dividends on, all capital stock indicated on such Schedule as owned by the Parent Guarantor or such Subsidiary and (c) such capital stock has been duly authorized and issued and is fully paid and nonassessable.

      7.19.      Principal Subsidiaries.  Schedule  5(l)  to  the
Parent Guaranty sets forth all of the Principal Subsidiaries in existence as of the Agreement Date.

       7.20. Year 2000 Issue. The Borrower and its Subsidiaries have reviewed, and are continuing to review, the effect of the Year 2000 Issue on the computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for the Borrower and its Subsidiaries or used or relied upon in the conduct of their business (including systems and equipment supplied by others or with which such computer systems of the Borrower and its Subsidiaries interface). The information contained in the Parent Guarantor's Form 10-Q for the Fiscal Quarter ended September 30, 1998 as to the costs to the Borrower and its Subsidiaries of any reprogramming required as a result of the Year 2000 Issue to permit the proper functioning of such systems and equipment and the proper processing of data, and the testing of such reprogramming, and of the reasonably foreseeable consequences of the Year 2000 Issue to the Borrower or any of its Subsidiaries (including reprogramming errors and the failure of systems or equipment supplied by others) is complete and correct in all material respects as of such date and such costs are not reasonably expected to result in a Default or Event of Default or to have a material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower or any of its Subsidiaries.

     7.21.  Pari Passu Obligations.  The obligations of the
Borrower under this Agreement and the Notes do rank at least pari passu in priority of payment with all other present unsecured
Indebtedness of the Borrower.

     7.22. Corporate Headquarters. The Borrower maintains dual corporate headquarters: in Oslo, Norway through Alpharma
A.S. and in northern New Jersey (currently Fort Lee), U.S.A.
through the Parent Guarantor.


                          ARTICLE VIII

                     AFFIRMATIVE COVENANTS

      As long as any of the Loans or any other amounts shall remain unpaid or any Bank shall have any Commitment hereunder, unless otherwise agreed by the written consent of the Majority
Banks:

      8.1. Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, in all material respects with all Applicable Law except such non-compliance as would not have a Material Adverse Effect or result in a Material Credit Agreement Change.

      8.2. Payment of Taxes, Etc. The Borrower and any consolidated, combined or unitary group which includes the Borrower or any of its Subsidiaries shall pay and discharge, and cause each Subsidiary of the Borrower to pay and discharge, before the same shall become delinquent, all lawful claims, Taxes, assessments and governmental charges or levies except where contested in good faith, by proper proceedings, and where adequate reserves therefor have been established on the books of the Borrower or such Subsidiary in accordance with GAAP.

      8.3. Maintenance of Insurance. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates. The Borrower will furnish to the Agent from time to time such information as may be requested as to such insurance.

      8.4.       Preservation of Corporate Existence,  Etc.   The
Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, their respective corporate existences; provided, that this Section 8.4 shall not apply at any time with respect to the corporate existence of a Subsidiary of the Borrower in any case where the Parent Guarantor's Board of Directors determines in good faith that such termination of corporate existence is in the best interests of the Parent Guarantor, the Borrower and their respective Subsidiaries taken as a whole and where noncompliance will not have a Materially Adverse Effect on the Borrower and its Subsidiaries or any Loan Document (other than a Loan Document delivered by a Subsidiary that at such time is no longer a Principal Subsidiary, as determined at such time); provided, further, that this Section
8.4 shall be without prejudice to the other provisions of this Agreement and the Parent Guaranty.

      8.5. Books and Access. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and accounts in conformity with GAAP, and upon reasonable notice and at such reasonable times during the usual business hours as often as may be reasonably requested, permit representatives of the Agent, at its own initiative or at the request of any Bank, to make inspections of its Properties, to examine its books, accounts and records and make copies and memoranda thereof and to discuss its affairs and finances with its officers or directors and independent public accountants.

      8.6. Maintenance of Properties, Etc. The Borrower shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of their respective Properties which are used or useful in the conduct of its business in good working order and condition and, from time to time make or cause to be made all appropriate repairs, renewals and replacements, except where the failure to do so would not have a Material Adverse Effect.

      8.7. Application of Proceeds. The Borrower shall use the proceeds of the Loans (i) to refinance Indebtedness existing at the date hereof of the Borrower under the Summit Bank Facility, the Prior UBN Facility and the Vancomycin Facility Agreements, and (ii) general corporate purposes.

     8.8. Financial Statements. The Borrower shall furnish, or shall cause to be furnished, to the Agent (with sufficient copies to the Banks):

      (a) the financial statements and reports required by Sections 6(g) and (h) of the Parent Guaranty.

      (b) together with each delivery of financial statements of the Parent Guarantor and its Subsidiaries pursuant to clauses (a) above, and commencing with the Fiscal Quarter ending September 30, 1998, a certificate signed by a Responsible Financial Officer of the Borrower stating that (i) such officer is familiar with both this Agreement and the business and financial condition of the Borrower, (ii) that the representations and warranties set forth in Article VII hereof are true and correct in all material respects as though such representations and warranties had been made by the Borrower on and as of the date thereof; and (iii) no Event of Default or Default has occurred and is continuing or if an Event of Default or Default has occurred and is continuing a statement as to the nature thereof, and whether or not the same shall have been cured.

       8.9.       Reporting  Requirements.   The  Borrower  shall
furnish to the Agent for distribution to the Banks:

      (a) from time to time as the Agent may reasonably request, copies of such statements, lists of Property, accounts, reports or information prepared by or for the Borrower or within the Borrower's control. In addition, the Borrower shall furnish to the Agent for distribution to the Banks, within five (5) days after delivery thereof to the Borrower's Board of Directors, copies of budgets and forecasts prepared by or for the Borrower or within the Borrower's control;

      (b) promptly and in any event within thirty (30) days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows that any ERISA Event has occurred (other than a Reportable Event for which notice to the PBGC is waived), a written statement of the chief financial officer or other appropriate officer of the Borrower describing such ERISA Event and the action, if any, which the Borrower, any of its Subsidiaries or any ERISA Affiliate proposes to take with respect thereto, and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

      (c) promptly and in any event within thirty (30) days after notice or knowledge thereof, notice that the Borrower or any of its Subsidiaries becomes subject to the tax on prohibited transactions imposed by Section 4975 of the Code, together with a copy of Form 5330;

      (d) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, against or affecting the Borrower or any of its Subsidiaries, in which there is a reasonable probability of an adverse decision which would have a Material Adverse Effect;

      (e) promptly upon the Borrower or any of its Subsidiaries learning of (i) any Event of Default or any Default, or (ii) any Material Credit Agreement Change, telephonic or telegraphic notice specifying the nature of such Event of Default, Default or Material Credit Agreement Change, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within five days;

      (f) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to its security holders generally, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

      (g) promptly upon, and in any event within 30 days of, the Borrower or any of its Subsidiaries learning of any of the following:

          (i) notice that any Property of the Borrower or any of its Subsidiaries is subject to any Environmental Liens individually or in the aggregate which would have a Material
     Adverse Effect;

          (ii) any proposed acquisition of stock, assets or real estate, or any proposed leasing of Property, or any other action by the Borrower or any of its Subsidiaries in which there is a reasonable probability that the Borrower or any of its Subsidiaries would be subject to any material Environmental Liabilities and Costs, provided, that, in the event of any such proposed acquisition or lease, the Borrower must furnish to the Banks evidence in a form acceptable to the Banks that the proposed acquisition will not have a Material Adverse Effect;

       (h) prior to the effectiveness thereof, information relating to any proposed change in the accounting treatment or reporting practices of the Borrower and its Subsidiaries the nature or scope of which materially affects the calculation of any component of any financial covenant, standard or term contained in this Agreement;

      (i) prior to the Borrower, or any of its Subsidiaries, (i) entering into any agreement relating to the sale of, or the granting of a Lien on, assets having a fair market value of $10,000,000 or more, or (ii) incurring Indebtedness (other than under the Loan Documents) pursuant to a single transaction the aggregate principal amount of which is $10,000,000 or more, the Borrower shall give the Agent 15 days' notice of its intention to enter into such an agreement; and

     (j) from time to time, such other information and materials as the Agent (or the Banks through the Agent) may reasonably request.

     8.10. Acquisition Related Loan. Where the proceeds of a Loan, including the initial Loans, are to be made available, either directly or indirectly, to an Affiliate of the Borrower in connection with an acquisition of Equity or assets, the Borrower shall, within 15 Business Days of the making of such Loan, deliver to the Agent (a) an Acquisition Related Guaranty duly executed by such Affiliate (an "Acquisition Related Guarantor") (which shall be in addition to, and not in substitution of, any Credit Support Document previously delivered by such Affiliate) or (b) if such Affiliate is incorporated outside the United States of America and so long as such Affiliate is not itself a Subsidiary of an Affiliate of the Borrower incorporated outside the United States, a Pledge Agreement duly executed by the Shareholders of such Affiliate; provided that Clause (b) shall not apply to any Affiliate the stock of which is at that time already subject to a valid and binding Pledge Agreement.

     8.11. Additional Credit Support Documents. The Borrower shall deliver, or shall cause to be delivered, within five (5) Business Days of delivery to the Agent of a certificate pursuant to Section 6(g)(v) of the Parent Guaranty, in respect of each
Principal Subsidiary disclosed on the schedule attached to such certificate (a) a Subsidiary Guaranty duly executed by each such Principal Subsidiary or (b) if any such Principal Subsidiary is a Non-U.S. Subsidiary, either (i) a Pledge Agreement duly executed by the Shareholders of such Non-U.S. Subsidiary or (ii) if such Principal Subsidiary is a Subsidiary of a Non-U.S. Affiliate of the Borrower, a Pledge Agreement duly executed by the Shareholders of the Person that (x) directly or indirectly, owns all of the stock of such Principal Subsidiary and (y) is not a Subsidiary of a Non-U.S. Affiliate of the Borrower; provided, that this Section 8.11 shall not apply to any Principal Subsidiary as to which there already is at such time a valid and binding Subsidiary Guaranty or Pledge Agreement (as the case may be).

       8.12. Delivery of Opinions. Concurrently with the execution and delivery of any additional Credit Support Documents pursuant to Sections 8.10 or 8.11 hereof, the Borrower shall deliver, or shall cause to be delivered, to the Agent an opinion of counsel relating to such additional Credit Support Document in form and substance substantially similar to the opinions rendered in connection with comparable agreements on the Effective Date.

      8.13. Year 2000 Compliance. The Borrower shall take, and shall cause each of its Subsidiaries to take, all necessary action to complete in all material respects by the end of the time periods set forth in the Parent Guarantor's Form 10-Q for the Fiscal Quarter ended September 30, 1998, the reprogramming of computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for the Borrower and its Subsidiaries or used or relied upon in the conduct of their business (including systems and equipment supplied by others or with which such systems of the Borrower or any of its Subsidiaries interface) as described in such Form 10-Q and required as a result of the Year 2000 Issue to permit the proper functioning of such computer systems and other equipment and the testing of such systems and equipment, as so reprogrammed except to the extent that failure to so comply would not have a Material Adverse Effect. At the request of the Bank, the Borrower shall provide, and shall cause each of its Subsidiaries to provide, to the Bank reasonable assurance of its compliance with the preceding sentence.

      8.14 Pari Passu Obligations. The Borrower will ensure that its obligations under this Agreement and the Notes will at all time rank at least pari passu in priority of payment with all other present and future unsecured Indebtedness of the Borrower.

       8.15       Corporate  Headquarters.   The  Borrower  shall
continue to maintain dual corporate headquarters: in Oslo, Norway through Alpharma A.S. and in northern New Jersey (currently Fort
Lee), U.S.A. through the Parent Guarantor.

     8.16 Indebtedness Under Other Facilities. The Borrower shall ensure that (i) on and as of the Agreement Date, neither the Borrower nor any of the Parent's Guarantors Subsidiaries shall incur any additional Indebtedness under the Summit Bank Facility, the Vanomycin Facility and the Prior UBN Facility and
(ii) on and as of February 5, 1999, all amounts outstanding under the Summit Bank Facility, the Vanomycin Facility and the Prior UBN Facility shall have been repaid and all commitments thereunder canceled.



                           ARTICLE IX

                       NEGATIVE COVENANTS

      So long as any of the Loans or any other amounts shall remain unpaid or any Bank shall have any Commitment hereunder, unless otherwise agreed by the written consent of the Majority
Banks:

      9.1. Liens, Etc. The Borrower shall not, directly or indirectly, create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its Properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Indebtedness of any Person, except Permitted Liens.

       9.2. Mergers. The Borrower shall not merge or consolidate in any transaction in which it is not the surviving Person. The Borrower shall not, without the consent of the Majority Banks, permit any of its Subsidiaries to merge or consolidate in any transaction in which such Subsidiary is not the surviving Person other than in mergers of any Subsidiary into the Borrower, the Parent Guarantor or any other wholly owned
Subsidiary of the Borrower or the Parent Guarantor that is incorporated in the U.S.; provided, that with respect to mergers in which the surviving entity is not the Borrower or the Parent Guarantor, then the Borrower shall cause such surviving entity to deliver a Subsidiary Guaranty if immediately after the merger the surviving entity is a Principal Subsidiary (as determined at such time) in respect of which there is not, at such time, a valid, legal and binding Subsidiary Guaranty or Pledge Agreement.

      9.3. Substantial Asset Sale. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of all or any substantial part of its or their assets (including any of the stock of the Scandinavian Principal Companies owned by it or them), except that this Section 9.3 shall not apply to:

     (a) any disposition of assets in the ordinary course of business;

      (b) any disposition of assets (other than assets consisting of the stock of the Scandinavian Principal Companies or assets owned by the Scandinavian Principal Companies) (A) to the Borrower, the Parent Guarantor or any Principal Subsidiary (in respect of which there is in existence a legal, valid and binding Subsidiary Guaranty or Pledge Agreement) or (B) where the proceeds of such disposition (I) consist solely of cash or Cash Equivalents and (II) the Net Cash Proceeds of such disposition are first applied towards the prepayment of any Loans then outstanding in accordance with Section 5.4(a); provided, that for purposes of this Section 9.3, any such prepayment shall be effected on the next succeeding day on which an interest payment is due in respect of the Loan being prepaid after consummation of the asset sale, and if such day is not the last day of the Interest Period in respect of the Loan or Loans being prepaid, the Borrower shall continue to be liable for any costs or expenses pursuant to Section 12.4(c); or

      (c) the contribution by Wade Jones Company, Inc., a Texas corporation, an indirect wholly-owned Subsidiary of the Parent Guarantor ("Wade Jones"), of assets relating to the distribution activities of Wade Jones in connection with the formation of Wynco, LLC, a limited liability company, among Wade Jones, G&M Animal Health Distributors, Inc., a corporation duly organised under the State of Arkansas, and T&H Distributors, LLC, a Delaware limited liability company.

      9.4. Transactions with Affiliates. The Borrower shall not engage in, and will not permit any of its Subsidiaries to engage in, any transaction with an Affiliate of the Borrower or of such Subsidiary other than transactions in the ordinary course of business between a Subsidiary and its parent or among Subsidiaries of the Borrower that are on terms no less favorable to the Borrower or such Subsidiaries than as would be obtained in a comparable arms-length transaction.

      9.5. Restrictions on Indebtedness. (a) The Borrower shall not incur, and shall not permit its Subsidiaries to incur, Indebtedness except (subject to clause (b) below) Permitted
Indebtedness.

      (b) No Permitted Indebtedness may be incurred unless the Parent Guarantor or the Borrower shall have complied with the provisions of Section 7(f) of the Parent Guaranty.

     (c) The Borrower shall not, and shall not permit any of its Subsidiaries to, make any voluntary prepayments of principal in respect of Subordinated Indebtedness so long as there are any amounts outstanding under this Agreement or the Notes. For the avoidance of doubt, the parties agree that this clause (c) shall not restrict payments of principal in respect of Subordinated Indebtedness so long as (i) such Subordinated Indebtedness is evidenced by convertible bonds, notes or debentures, (ii) such payment is being made in connection with the exercise by the issuer thereof of the conversion option applicable to such Indebtedness at a time when the conversion option applicable to such Indebtedness is at a price lower than the then present market price of the security issuable upon conversion, (iii) such payment is not being made any earlier than three years of the date of issuance of such Indebtedness and (iv) the Majority Banks have consented to such payment (which consent shall not be unreasonably withheld).


                           ARTICLE X

                       EVENTS OF DEFAULT

     10.1.     Events of Default.  If any of the following events
("Events of Default") shall occur and be continuing:

      (a) The Borrower or any other Loan Party shall fail to  pay
(i) any principal when due in accordance with the terms and provisions of this Agreement or any other Loan Document, or (ii) any interest on any amounts due hereunder or thereunder, or any fee or any other amount due hereunder or thereunder within five Business Days after the same becomes due and payable; or

     (b) Any representation or warranty made by any Loan Party in this Agreement or any other Loan Document or by any Loan Party (or any of its officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made; or

      (c) The Borrower or any other Loan Party shall default in the performance or observance of any term, covenant condition or agreement contained in Section 8.9(e) of the Credit Agreement or
Section 6(h)(v) of the Parent Guaranty, respectively; or

      (d) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document, which failure or change shall remain unremedied for (i) forty-five (45) days, in the case of the terms and covenants contained in Section 8 of the Parent Guaranty, and
(ii) thirty (30) days, in the case of all other terms, covenants or agreements not otherwise specifically dealt with in this
Section 10.1, and in either case after the earlier of the date on which (x) telephonic, telefaxed or telegraphic notice thereof shall have been given to the Agent by the Borrower pursuant to
Section 8.9(e), (y) written notice thereof shall have been given to the Borrower by the Agent or (z) the Borrower or any other Loan Party knows, or should have known, of such failure; or

      (e) The Borrower, the Parent Guarantor or any of their Subsidiaries shall fail to pay any principal of, or premium or interest on, any Indebtedness for Borrowed Money of the Borrower, the Parent Guarantor or such Subsidiary, in an aggregate amount of not less than $2,500,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness for Borrowed Money, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or to terminate any commitment to lend; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof and, with respect to all of the foregoing, after the expiration of the earlier of (i) any applicable grace period or the giving of any required notice or both and (ii) a period of 30 days after such Indebtedness for Borrowed Money first became due; or

     (f) Each of the Borrower, the Parent Guarantor or any of the Principal Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceedings shall be instituted by or against the Borrower, the Parent Guarantor or any of the Principal Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for a material part of its Property employed in its business or any writ, attachment, execution or similar process shall be issued or levied against a material part of the Property employed in the business of the Borrower or the Parent Guarantor and their respective Subsidiaries taken as a whole, and, in the case of any such proceedings instituted against the Borrower or the Parent Guarantor or any of the Principal Subsidiaries (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceedings shall occur; or the Borrower, the Parent Guarantor or any of the Principal Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

      (g) Any order for the payment of money or judgment of any court, not appealable or not subject to certiorari or appeal (a "Final Judgment"), which, with other outstanding Final Judgments, exceeds an aggregate of $5,000,000 shall be rendered against the Borrower or any of its Principal Subsidiaries and, within 60 days after entry thereof, such Final Judgment shall not have been discharged; or

      (h) (i) With respect to any Plan, a final determination is made that a prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA occurred which results in direct or indirect liability of the Borrower or any of its Principal Subsidiaries, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, the Borrower, any of its Principal Subsidiaries or any of its or their ERISA Affiliates shall incur any Withdrawal Liability, or (iv) with respect to any Qualified Plan, the Borrower, any of its Principal Subsidiaries or any of its or their ERISA Affiliates shall incur an accumulated funding deficiency or request a funding waiver from the IRS; provided that, in each case in clause (i) through (iv) above, such event or condition, together will all other such events or conditions, if any, would be reasonably likely to have a Material Adverse Effect; or

     (i) This Agreement or any other Loan Document shall cease to be valid or enforceable for any reason in any material respect; provided, that in the case of the invalidity or unenforceability of a Credit Support Document, such event shall not constitute a Default if the Borrower shall have delivered, or caused to be delivered, within 15 days of learning or receiving notice of such invalidity or unenforceability additional security or credit support in form and substance satisfactory to the Agent;

     (j) A Material Adverse Change shall occur; or

      (k) The Borrower, the Parent Guarantor or any of their Subsidiaries (i) shall incur Indebtedness other than Permitted
Indebtedness the aggregate amount of which at any time outstanding exceeds $1,000,000, (ii) shall become liable to any Person in respect of Permitted Indebtedness and such Person shall not have (within 30 days of the incurrence thereof) become a party to the Intercreditor Agreement or (iii) any party to the Intercreditor Agreement (other than a Bank) shall have materially breached any term or provision of the Intercreditor Agreement;

then, (A) and in any such event, the Agent (I) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank to make Loans to be terminated, whereupon the same shall forthwith terminate, and (II) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare all amounts due under this Agreement (including, without limitation, all amounts of Letter of Credit Liabilities, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all interest thereon to be forthwith due and payable, whereupon all amounts due under this Agreement and all such interest and all such amounts shall become and be forthwith due and payable; provided, however, that upon an actual or deemed entry of an order for relief with respect to the Borrower or the Guarantor or any of its Principal Subsidiaries under the federal Bankruptcy Code, (x) the obligation of each Bank to make Loans shall automatically be terminated and (y) all amounts due under this Agreement and all such interest and all such amounts shall automatically and without further notice become and be due and payable. In addition to the remedies set forth above, the Agent may exercise any other remedies provided for by this Agreement in accordance with the terms hereof or any other remedies provided by applicable law; and

(B) with respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Working Capital Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Working Capital Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes then due and payable shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower hereby grants to the Agent, for the ratable benefit of the Lenders, as collateral security for the payment in full of the obligations of the Borrower under the Loan Documents, a security interest in all amounts from time to time held in the cash collateral account maintained pursuant to this paragraph.


                           ARTICLE XI

              THE AGENT AND WORKING CAPITAL AGENT

      11.1. Authorization and Action. (a) Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks (or when expressly required hereunder, all the Banks), and such instructions shall be binding upon all Banks; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

     (b) Each Working Capital Bank hereby appoints and authorizes the Working Capital Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Working Capital Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Working Capital Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Working Capital Banks (or when expressly required hereunder, all the Working Capital Banks), and such instructions shall be binding upon all Working Capital Banks; provided, however, that the Working Capital Agent shall not be required to take any action that exposes the Working Capital Agent to personal liability or that is contrary to this Agreement or applicable law. The Working Capital Agent agrees to give to each Working Capital Bank prompt notice of each notice

      11.2. The Agent's Reliance, Etc. Neither the Agent or the Working Capital Agent, their respective Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement, except for its own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, (i) the Agent and the Working Capital Agent may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) neither the Agent nor the Working Capital Agent make any warranty or representation to any Bank or Working Capital Bank (as the case may be) and it shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement; (iii) the Agent and the Working Capital Agent shall have no duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the Properties (including the books and records) of the Borrower; (iv) the Agent and the Working Capital Agent shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) the Agent and the Working Capital Agent shall not incur liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

      11.3. Union Bank of Norway and Den norske Bank ASA. With respect to the Commitments of Union Bank of Norway, Den norske Bank ASA and Summit Bank, respectively, and the Loans made by each of them, each of Union Bank of Norway, Den norske Bank ASA and Summit Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not an Agent, Working Capital Agent, Documentation Agent, Arranger or Co-Arranger, as the case may be; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include each of Union Bank of Norway, Den norske Bank ASA and Summit Bank in their individual capacities. Each of Union Bank of Norway, Den norske Bank ASA and Summit Bank and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Union Bank of Norway, Den norske Bank ASA and Summit Bank as the case may be, were not an Agent, Working Capital Agent, Documentation Agent, Arranger or Co-Arranger, as the case may be, and without any duty to account therefor to the Banks.

     11.4. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, the Working Capital Agent, the Documentation Agent, the Arranger or the Co-Arranger or any other Bank, and based on the financial statements referred to in Article VII and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, the Working Capital Agent, the Arranger, the Co-Arranger or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

      11.5. Determinations Under Sections 6.1. and 6.2. For purposes of determining compliance with the conditions specified in Sections 6.1 and 6.2, each Bank shall be deemed to have consented to, approved or accepted, or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Bank prior to the applicable Borrowing specifying its objection thereto (unless such objection shall have been withdrawn by notice to the Agent to that effect or such Bank shall have made available to the Agent or Working Capital Agent (as the case may be) such Bank's ratable portion of such Borrowing).

       11.6. Indemnification. Each (a) Bank agrees to indemnify the Agent and its respective Affiliates, and its respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), ratably according to such Bank's Ratable Portion of the Term Loan Commitments and the Revolving Credit Commitments, and (b) Working Capital Bank agrees to indemnify the Working Capital Agent and its respective Affiliates, and its respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), ratably according to such Bank's Ratable Portion of the Working Capital Loan Commitments, in each case from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including, without limitation, fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, any such Person in any way relating to or arising out of this Agreement or any action taken or omitted by any such Person under this Agreement; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any such Person's gross negligence or willful misconduct or from any violation or alleged violation by any such Person or any other Bank of any law, rule or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) or, with respect to the Agent or the Working Capital Agent, any conflict or alleged conflict between its rights and duties in its capacity as such or as a Bank under this Agreement and any other rights or duties it may have in any other capacity in which it may act in connection with the consummation of the transactions contemplated by this Agreement, whether or not such Bank is a party to such transactions. Without limitation of the foregoing, each Bank agrees to reimburse any such Person promptly upon demand for its ratable share of any out-of-pocket expenses (including fees and disbursements of one counsel) incurred by such Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Person is not reimbursed for such expenses by the Borrower.

      11.7. Successor Agents/Working Capital Agents. Any Agent or the Working Capital Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor to such Agent or Working Capital Agent, as the case may be. If no successor to such Agent or Working Capital Agent, as the case may be, shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's or Working Capital Agent's, as the case may be, giving of notice of resignation or the Majority Banks removal of such retiring Agent or Working Capital Agent, as the case may be, then such (retiring) Agent on behalf of the Banks, shall appoint a successor Agent or Working Capital Agent, as the case may be, (which successor Agent or Working Capital Agent, as the case may be, shall be a Bank or another commercial bank organized under the laws of a member nation of the Organization for Economic Cooperation and Development and having a combined capital and surplus of at least $100,000,000). Upon the acceptance of any appointment as an Agent or Working Capital agent, as the case may be, hereunder by any successor Agent or Working Capital agent, as the case may be, such successor Agent or Working Capital Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Working Capital Agent, as the case may be, and such retiring Agent or Working Capital Agent, as the case may be, shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's or Working Capital Agent's resignation or removal hereunder, the provisions of this
Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Working Capital Agent, as the case may be.

      11.8. Notices and Forwarding of Documents to Banks. Promptly upon receipt of the same, the Agent and the Working Capital Agent (as the case may be) shall furnish to the Banks and the Working Capital Banks (as the case may be) copies of all notices received from the Borrower or any other Loan Party.


                          ARTICLE XII

                         MISCELLANEOUS

      12.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

     (a) no amendment, waiver or consent shall, unless in writing signed by all the Banks and consented to by all of the Banks, do any of the following: (i) waive any of the conditions specified in Section 6.1 or 6.2; (ii) increase the Commitments of the Banks or subject the Banks to any additional obligations; (iii) change the principal of, or decrease the interest on, any amounts payable hereunder or reduce the amount of any Commitment Fee payable to the Banks hereunder; (iv) postpone any date fixed for any scheduled payment of any Commitment Fee, or scheduled payment of principal of, or interest on, any amounts, payable hereunder;
(v) change the definition of Majority Banks; (vi) terminate, or release the Parent Guarantor from its obligations under, the Parent Guaranty or (vii) amend this Section 12.1; and

     (b) no amendment, waiver or consent shall, unless in writing and signed by the Agent or the Working Capital Agent in addition to the Persons required above to take such action, affect the rights or duties of the Agent or the Working Capital Agent, respectively, under this Agreement.

      12.2. Notices, Etc. Except as otherwise set forth herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered by hand,

     (i) if to the Borrower, at:

         Alpharma U.S. Inc.
         c/o Alpharma Inc.
         One Executive Drive
         Fort Lee, NJ 07024
         Attn: Albert Marchio
               Treasurer
         Telephone:  (201) 947-7774
         Telefax:    (201) 947-0795

               and to:

         Robert Wrobel, Esq.
         Vice President and
         Chief Legal Officer

         Telephone:  (201) 947-7774
         Telecopy:   (201) 592-1481


     (ii)      if to the Agent, at:

         Union Bank of Norway
         Loan Administration
         P.O. Box 1172 Sentrum
         N-0107 Oslo
         Telephone: 011-47-22-31-90-50
         Telecopy:  011-47-22-31-85-58
         Attn: Loan Administration

     (iii)     if to the Working Capital Agent, at:

         Summit Bank
         750 Walnut Avenue
         Cranford, New Jersey 07016
         Telephone: (908) 709-5458
         Telecopy:  (908) 931-0399
         Attn: Syndications/Loan Operations


         (iv) if to any Bank, at its Lending Office specified on the signature pages hereof, and if to any other lender that becomes a "Bank", at its Lending Office specified in the Notice of Assignment and Acceptance by which it became a Bank;

or, as to the Borrower, any Bank, the Agent or the Working Capital Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, cabled or delivered, be effective when deposited in the mails, delivered to the telegraph company, confirmed by telex answerback, telecopied with confirmation of receipt, delivered to the cable company, delivered by overnight courier with confirmation of receipt or delivered by hand to the addressee, or its agent, respectively, except that notices and communications to the Agent or the Working Capital Agent pursuant to Articles II, III, IV or XI shall not be effective until received by the Agent or the Working Capital Agent (as the case may be).

      12.3. No Waiver; Remedies. No failure on the part of any Bank, the Agent or the Working Capital Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      12.4. Costs; Expenses; Indemnities. (a) The Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder or thereunder, including, without limitation, the specified reasonable fees and out-of-pocket expenses of counsel to the Agent with respect thereto (such fees and expenses to be payable on the Effective Date) and with respect to advising the Agent as to their rights and responsibilities under this Agreement, and all costs and expenses of the Agent and the Banks (including, without limitation, reasonable counsel fees and expenses) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder and thereunder.

      (b) The Borrower agrees to defend, indemnify and hold harmless each of the Agent, the Arranger, the Co-Arranger, the Working Capital Agent, the Documentation Agent and the Banks and their respective affiliates and their respective directors, officers, attorneys, agents, employees, successors and assigns (each, an "Indemnified Person") from and against any and all liabilities, obligations, losses, damages, penalties, actions, claims, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel of the Agent, the Working Capital Agent, the Documentation Agent, the Arranger, the Co-Arranger or the Banks) which may be incurred by or asserted or awarded against any Indemnified Person, in each case arising in any manner of or in connection with or by reason of this
Agreement, the other Loan Documents, the Commitments or any undertakings in connection therewith, or the proposed or actual application of the proceeds of the Loans (all of the foregoing collectively, the "Indemnified Liabilities") and will reimburse each Indemnified Person on a current basis for all properly documented expenses (including outside counsel fees as they are incurred by such party) in connection with investigating, preparing or defending any such action, claim or suit, whether or not in connection with pending or threatened litigation irrespective of whether such Indemnified Person is designated a party thereto; provided that the Borrower shall not have any liability hereunder to any Indemnified Person with respect to Indemnified Liabilities which are determined by a court of competent jurisdiction to have arisen primarily from the gross negligence or willful misconduct of such Indemnified Person; and provided further, that if the Borrower has determined in good faith that such Indemnified Liabilities were primarily the result of such Indemnified Person's gross negligence or willful misconduct, it shall not be obligated to pay such Indemnified Liabilities until a court of competent jurisdiction has determined whether such Indemnified Person acted with gross negligence or willful misconduct. If for any reason the foregoing indemnification is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Person as a result of any Indemnified Liability in such proportion as is appropriate to reflect not only the relative benefits received by the Borrower and the Agent, the Arranger, the Co-Arranger, the Working Capital Agent, the Documentation Agent, and each Bank, but also the relative fault of the Borrower and the Agent, the Arranger, the Co-Arranger, the Working Capital Agent, the Documentation Agent and each Bank, as well as any other relevant equitable considerations. The foregoing indemnity shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including, but not limited to, any right to contribution.

      (c) If any Eurodollar Loans are Consolidated or if any Bank receives any payment of principal of any Eurodollar Loan other than on the last day of an Interest Period relating to such Loan, as a result of any payment made by the Borrower or acceleration of the maturity of the amounts due under this Agreement pursuant to Section 11.1 or for any other reason, the Borrower shall, upon demand by such Bank (with a copy of such demand to the Agent (or, in the event such demand relates to a Eurodollar Working Capital Loan, the Working Capital Agent), pay to the Agent of the Working Capital Agent (as the case may be) for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Consolidation, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Loan. The foregoing obligations of the Borrower contained in paragraphs (a), (b) and
(c) of this Section 12.4, and the obligations of the Borrower contained in Sections 5.6(b), 5.8 and 5.9, shall survive the payment of the Loans.

      12.5. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by
Section 10.1 to authorize the Agent to declare all amounts under this Agreement due and payable pursuant to the provisions of
Section 10.1 or the automatic acceleration of such amounts pursuant to the proviso to that Section, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement irrespective of whether or not such Bank shall have made any demand under this Agreement and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this
Section 12.5 are in addition to any other rights and remedies (including, without limitation, any other rights of set-off) which such Bank may have.

      12.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Agent, the Arranger, the Co-Arranger, the Documentation Agent and the Working Capital Agent and when the Agent shall have been notified by each of the Banks that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Arranger, the Co-Arranger, the Working Capital Agent, the Documentation Agent and each of the Banks and their respective successors and assigns, except that (i) the Borrower shall have no right to assign its rights hereunder or any interest herein without the prior written consent of the Banks and (ii) no Bank may sell, transfer, assign, pledge or grant participation in any of its Loans or any of its rights or obligations hereunder except in accordance with Section 12.7 or as expressly required hereunder.

      12.7.      Assignments and Participation; Additional Banks.
(a)  Any  Bank may, at any time, by notice substantially  in  the form  of  Exhibit  K  hereto (each, a "Notice of  Assignment  and
Acceptance") delivered to the Agent for its acceptance and recording, together with a recording fee in the amount of $1,500, assign all or any part of its rights and obligations and delegate its duties under this Agreement (A) to any other Bank or any affiliate of any Bank which actually controls, is controlled by, or is under common control with such Bank or to any Federal Reserve Bank (in either case without limitation as to amount), or
(B) with the prior consent of the Borrower (provided that if all amounts due under this Agreement have been declared immediately due and payable no such consent shall be required), to any other Person (but if in part, in a minimum amount of $10,000,000 or, if less, the balance of such Bank's Term Loan Commitment and Revolving Credit Commitment); provided, however, that no Bank may make any such assignment or delegation of any of its rights or duties under this Agreement until the one hundredth day after the Effective Date (or such other date as may be agreed by the Agent and the Banks), except to any affiliate of such Bank which actually controls, is controlled by, or is under common control with such Bank or to any Federal Reserve Bank; and provided, further, that after any such assignment, the assigning Bank's aggregate Commitments hereunder shall not be less than $10,000,000.

     (b) Any Bank may at any time sell or grant participations in its Commitment, or the obligations owing to or from any Person existing under this Agreement; provided, however, that (i) as between such Bank and the Borrower, the existence of such participation shall not give rise to any direct rights or obligations between the Borrower and the participants; (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the Borrower, the Agent, the Working Capital Agent (if applicable) and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement; and (iv) no such sale or grant of a participation shall, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Commitments or the Loans under the securities laws of any state.

      (c) If an assignment is made by any Bank in accordance with the provisions of paragraph (a) above, upon acceptance and recording by the Agent, and approval by the Borrower, where applicable, of each Notice of Assignment and Acceptance, (i) the assignee thereunder shall become a party to this Agreement and the Borrower shall release and discharge the assigning Bank from its duties, liabilities or obligations under this Agreement to the extent the same are so assigned and delegated by such Bank, provided that no such consent, release or discharge shall have effect until the Borrower shall have received a fully executed copy of the Notice of Assignment and Acceptance relating to such assignment and (ii) Schedule II shall be deemed amended to give effect to such assignment. The Borrower agrees that each such disposition will give rise to a direct obligation of the Borrower to any such assignee. The Borrower agrees that, promptly following any such assignment, it shall deliver upon delivery of the applicable outstanding Notes or Notes for cancellation a new Note or Notes to the assignee and a replacement Note or Notes to the transferor, in amounts properly reflecting such assignment.

      (d) The Borrower authorizes each Bank to disclose to any prospective assignee or participant and any assignee or participant any and all financial information in such Bank's possession concerning the Borrower and this Agreement; provided, however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Bank in accordance with Section 12.11.

      (e) Any Bank which sells or grants participations in any Loans or its Commitment may not grant to the participants the right to vote other than on amendments, consents, waivers, modifications or other actions which change the principal amount of, postpone the scheduled maturity of, or decrease the interest rates applicable to, any Loans under, or increase the amount of, such Commitment (except with respect to participating Affiliates actually controlled by, controlling or under common control with, such Bank); provided, however, that as between the Bank and the Borrower, only the Bank shall be entitled to cast such votes.

     (f) No participant in any Bank's rights or obligations shall be entitled to receive any greater payment under Section 5.6, 5.8 or 5.9 than such Bank would have been entitled to receive with respect to the rights participated, and no participation shall be sold or granted to any Person as to which the events specified in
Section 5.7 have occurred on or before the date of participation.

      (g) (i) The Agent shall maintain at its address referred to in Section 12.2 a copy of each Notice of Assignment and Acceptance received by it and a register, containing the terms of each Notice of Assignment and Acceptance, for the recordation of the names and addresses of each Bank and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Banks, and the Agent may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, or any Bank, at any reasonable time and from time to time upon reasonable prior notice.

          (ii) The Working Capital Agent shall maintain at its address referred to in Section 12.2 a register for the recordation of the names and addresses of each Working Capital Bank and the Working Capital Loan Commitment of, and principal amount of the Working Capital Loans owing to, each Working Capital Bank from time to time (the "Working Capital Register"). The entries in the Working Capital Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Working Capital Banks, and the Working Capital Agent may treat each Person whose name is recorded in the Working Capital Register as a Working Capital Bank hereunder for all purposes of this Agreement. The Working Capital Register shall be available for inspection by the Borrower, or any Working Capital Bank, at any reasonable time and from time to time upon reasonable prior notice.

      12.8. GOVERNING LAW; SEVERABILITY. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. WHEREVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.

     12.9.     SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

      (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE AGENT, THE WORKING CAPITAL AGENT AND THE BANKS HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

      (b) Each of the Borrower, the Agent, the Working Capital Agent and the Banks irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address specified for notices in or pursuant to Section 12.2 hereof, to the Agent at Watson, Farley & Williams, 380 Madison Avenue, New York, NY 10017; to the Working Capital Agent at 750 Walnut Avenue, Cranford, New Jersey 07016; and to the Banks as set forth on Schedule I, such service to become effective 30 days after such mailing.

      (c) Nothing contained in this Section 12.9 shall affect the right of the Agent, the Working Capital Agent or any Bank to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

      (d) Each of the parties hereto waives any right it may have to trial by jury in any proceeding arising out of this Agreement.

      12.10. Confidentiality. Each Bank, the Working Capital Agent and the Agent agrees to keep confidential information obtained by it pursuant hereto (or otherwise obtained from the Borrower in connection with this Agreement) confidential in accordance with such Person's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to such Person's employees, counsel, representatives and agents who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who in each case agree to be bound by the provisions of this sentence, (ii) to the extent that disclosure by such Person is required, or to the extent that such Person has been advised by counsel that disclosure is required, in order to comply with any law, regulation or judicial order or requested or required by bank regulators or auditors or other Governmental Authority, (iii) to assignees or participants of the Loans or Commitments or potential assignees or participants of the Loans or Commitments who in each case agree in writing to be bound by the provisions of this sentence or (iv) to the extent that such information has otherwise been disclosed or made public other than by such Person, or such Person's employees, counsel, representatives or agents, in violation of this Section 12.10.

      12.11. Section Titles. The Section titles contained in this
Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

      12.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

                                        ALPHARMA  U.S.  INC.,  as
                        Borrower



                                                               By
                        ________________________
                                          Name:
                                          Title:

                         UNION BANK OF NORWAY, as Agent



                                                               By
                        ________________________
                                          Name:
                                          Title:

                         UNION BANK OF NORWAY, as Arranger



                                                               By
                        _________________________
                                          Name:
                                          Title:

                         UNION BANK OF NORWAY, as Bank



                                                               By
                        _________________________
                                          Name:
                                          Title:


                         FIRST UNION NATIONAL BANK



                                                               By
                        ___________________________
                                          Name:
                                          Title:


                         DEN NORSKE BANK ASA, as Co-Arranger



                                                               By
                        __________________________
                                          Name:
                                          Title:


                         DEN NORSKE BANK ASA, as Bank



                                                               By
                        __________________________
                                          Name:
                                          Title:


                         BANQUE NATIONALE DE PARIS OSLO BRANCH

                                       By ______________________
                                          Name:
                                          Title:


                         LANDESBANK SCHLESWIG-HOLSTEIN
                         GIROZENTRALE COPENHAGEN BRANCH


                                       By ______________________
                                             Name:     Nils    E.
                        Emilsson
                                           Title:  Deputy General
                        Manager


                         SUMMIT BANK, as Bank


                                       By ______________________
                                          Name:
                                          Title:


                         SUMMIT BANK, as Working Capital Agent



                                       By ______________________
                                          Name:
                                          Title:


                         SUMMIT BANK, as Documentation Agent



                                       By ______________________
                                          Name:
                                          Title:



Agreement Date:  January 20, 1999
                                                          ANNEX A



                          PRICING GRID

      A. The Applicable Margin shall be determined quarterly by reference to the Margin Ratio (as determined for the period of four consecutive Fiscal Quarters of the Parent Guarantor ending at the end of the period covered by the most recently delivered financial statements of the Parent Guarantor delivered pursuant to Section 6(g) of the Parent Guaranty, subject to paragraph (B) below) and certain other conditions all as set forth below; provided, however, that in no event shall the Applicable Margin be less than 1.50% during the period from the Agreement Date through the Adjustment Date (as defined below) immediately succeeding June 30, 1999; and provided, further, that if at any time the Parent Guarantor, in order to comply with Section 8(a) of the Parent Guaranty, relies on proviso (A) or (B) of such
Section 8(a), then the Applicable Margin as determined hereunder shall be increased by (a) .125% per annum, in the case of proviso
(A), or (b) .75% per annum, in the case of proviso (B), and in each case such increase shall remain effective until such time as the Parent Guarantor no longer relies on proviso (A) or (B) to comply with Section 8(a) of the Parent Guaranty:

                                   Applicable Margin
    Margin Ratio        Eurodollar Loans    Alternate Base Rate
                                           Working Capital Loans
 less than 2.5 and           .875%                 -0.75%
the Equity Ratio at
  such time is at
   least 0.35:1*
   less than 3.5             1.125%                -0.5%
 3.5 or greater but          1.375%                -0.25%
   less than 4.25
4.25 or greater but          1.50%                   0%
   less than 5.25
  5.25 or greater            1.625%                 .25%
*  This pricing not effective until the Adjustment Date following
April 1, 2001.

     B. Changes in the Applicable Margin resulting from changes in the Margin Ratio shall become effective on the date (the "Adjustment Date") that is five (5) Business Days after the date on which financial statements are delivered to the Agent pursuant to Sections 6(g) (i) and (ii) of the Parent Guaranty (but in any event (x) not later than the 50th day after the end of each of the first three Fiscal Quarters and (y) not later than the 95th day after the end of each Fiscal Year (but not earlier than March
31)) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Margin Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this Pricing Grid be deemed to be 5.25 or greater.

      C. For the avoidance of doubt, to the extent that financial information for periods prior to the Agreement Date is necessary in order to determine the Margin Ratio in effect on the Initial Funding Date and thereafter, the Agent shall refer to the financial statements of the Parent Guarantor most recently delivered pursuant to the Prior UBN Facility.




                                                       Schedule I


FIRST UNION NATIONAL BANK     Lending Office:

                          First Union National Bank
                          1345 Chestnut Street
                          P.O. Box 7618
                          F.C. 1-8-3-18
                          Philadelphia, PA 19101
                          Attn:  Foreign Corporate Department
                                 Stephen E. Stambaugh, V.P.
                          Telephone:    215-973-3791
                          Telecopier:   215-973-6894


                          Address for Notice Purposes:

                          1345 Chestnut Street
                          P.O. Box 7618
                          F.C. 1-8-3-18
                          Philadelphia, PA 19101
                             Attn:     International    Corporate
Department
                                 Stephen E. Stambaugh, V.P.
                          Telephone:    215-973-3791
                          Telecopier:   215-973-6894

                          Address for Service of Process:

                          First Union National Bank
                          Legal Department
                          F. C. 1-1-17-1
                          Broad & Chestnut Streets
                          P.O. Box 7618
                          Philadelphia, PA 19101


DEN NORSKE BANK ASA       Lending Office:

                          Stranden 21
                          0107 Oslo
                          Norway
                          Attn:  Credit Administration
                          Telecopier:  +47-22-48-10-46

                          Address for Notice Purposes:

                          Stranden 21
                          0107 Oslo
                          Norway
                          Attn:  Credit Administration
                          Telecopier:  +47-22-48-10-46

                          Address for Service of Process:

                          Den norske Bank ASA, New York Branch
                          200 Park Avenue
                          New York, NY 10166-0396


SUMMIT BANK               Lending Office:

                          Summit Bank
                          750 Walnut Avenue
                          Cranford, NJ  07016
                          Attn: Syndications/Loan Operations
                          Telephone: (908) 709-5458
                          Telecopier: (908) 931-0399

                          Address for Notice Purposes:

                          Summit Bank
                          750 Walnut Avenue
                          Cranford, NJ 07016
                          Attn: Wayne Trotman, Sr. Vice President
                          Telephone: 908-709-5339
                          Telecopier: 908-709-6433

                          Address for Service of Process:

                          Summit Bank
                          Deposit Services - Elizabeth
                          288 North Broad Street
                          Elizabeth, NJ 07207


UNION BANK OF NORWAY          Lending Office:

                          Union Bank of Norway
                          Kirkegaten 18
                          P.O. Box 1172 Sentrum
                          0107 Oslo
                          Norway
                          Attn:  Loan Administration
                          Telephone:  011-47-22-31-90-50
                          Telecopier: 011-47-22-31-85-58


                          Address for Notice Purposes:

                          Union Bank of Norway
                          Kirkegaten 18
                          P.O. Box 1172 Sentrum
                          0107 Oslo
                          Norway
                          Attn:   Loan Administration
                          Telephone:     +011-47-22-31-90-50
                          Telecopier:    +011-47-22-31-85-58


                          Address for Service of Process:

                          Watson, Farley & Williams
                          380 Madison Avenue, 19th Floor
                          New York, NY 10017
                          Attn:  John S. Osborne, Jr.


LANDESBANK SCHLESWIG-HOLSTEIN
GIROZENTRALE COPENHAGEN
BRANCH                        Lending Office:

                          LB Kiel, Copenhagen Branch
                          Holmeus Kanal 7
                          Postbox 1600
                          1020 Copenhagen
                          Denmark
                          Attn.:  Loan Administrator
                          Telephone:  +45 33 95 01 00
                          Telecopier:  +45 33 95 01 95


                          Address for Notice Purporses:

                          LB Kiel, Copenhagen Branch
                          Holmeus Kanal 7
                          Postbox 1600
                          1020 Copenhagen
                          Denmark
                          Attn.:  Loan Administrator
                          Telephone:  +45 33 95 01 00
                          Telecopier:  +45 33 95 01 95

                          Address for Service of Process:

                          LB Kiel, Copenhagen Branch
                          Holmeus Kanal 7
                          Postbox 1600
                          1020 Copenhagen
                          Denmark
                          Attn.:  Loan Administrator
                          Telephone:  +45 33 95 01 00
                          Telecopier:  +45 33 95 01 95

BANQUE NATIONALE DE PARIS
OSLO BRANCH               Lending Office:

                          Banque Nationale de Paris Oslo Branch
                          Biskop Gunnerus' gt. 2
                          Postboks 106 Sentrum
                          0102 OSLO
                          Norway
                             Attn:    Irene   Stoback   Johansen,
Corporate & International
                           Telephone:   +47 22 82 95 00,  (direct
line: +47 22 82 96 21)
                          Telecopies:  +47 22 41 08 44
                          Email:  irene.johansen@bnpgroup.com

                          Address for Notice Purposes:

                          Banque Nationale de Paris Oslo Branch
                          Biskop Gunnerus' gt. 2
                          Postboks 106 Sentrum
                          0102 OSLO
                          Norway
                             Attn:     Ivar    Stautland,    Loan
Administration
                           Telephone:   +47 22 82 95 00,  (direct
line: 47 22 82 95 61)

                          Address for Service of Process:

                           Banque  Nationale de  Paris  New  York
Branch
                          499 Park Avenue
                          P.O. Box 127 Church Street Station
                          New York, NY 10008
                                                      Schedule II

                          Commitments

The Banks listed below will participate in the Credit Agreement in the following manner:


                    Term Loan     Revolving
                   Commitment      Credit          Sum
      Bank                       Commitment
Union Bank of       30,000,000     60,000,000    90,000,000
Norway
Den norske Bank     28,000,000     57,000,000    85,000,000
ASA
Summit Bank         18,000,000     37,000,000    55,000,000
First  Union         8,000,000     17,000,000    25,000,000
National Bank
Banque Nationale     7,000,000     13,000,000    20,000,000
de Paris Oslo
Branch
Landesbank Kiel      8,000,000     17,000,000    25,000,000

Sum                100,000,000    200,000,000   300,000,000


             Portion of Revolving Credit Commitment
          Available as Working Capital Loan Commitment


                                 Working Capital Loan Commitment

First Union National Bank, N.A.             15,000,000

Summit Bank                                 15,000,000
                                            30,000,000


                                              Schedule 7.2(a)(iv)



                Required Consents and Approvals


                              None